UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GoPro, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)
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April 26, 2017
Dear Stockholders:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of GoPro Inc., which will be held virtually on Tuesday, June 6, 2017 at 10:00 a.m. (Pacific Time).  The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2017, where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting.
The matters expected to be acted upon at the virtual Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by Internet or telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.
We look forward to your attendance at our virtual Annual Meeting.
Sincerely,

Nicholas Woodman
Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2017 AT 10:00 A.M. (PACIFIC TIME):
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

GOPRO, INC.
3000 Clearview Way
San Mateo, California 94402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of GoPro, Inc. will be held virtually on Tuesday, June 6, 2017, at 10:00 a.m. (Pacific Time). The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2017, where you will be able to listen to the meeting live, submit questions and vote online.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect seven directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

Nicholas Woodman	Alexander Lurie
Anthony Bates	Susan Lyne
Kenneth Goldman	Lauren Zalaznick
Peter Gotcher
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.
3.    To hold an advisory vote on the resolution to approve executive compensation.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on April 13, 2017 are entitled to notice of, and to vote at, the virtual meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the virtual meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at our headquarters.
Your vote as a GoPro, Inc. stockholder is very important. Each share of GoPro Class A common stock that you own represents one vote and each share of GoPro Class B common stock that you own represents ten votes. For questions regarding your stock ownership, contact your brokerage firm or other entity that holds your shares or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, by calling (800) 937-5449, by writing to 6201 15th Avenue, Brooklyn, New York 11219 or by visiting their website at https://www.astfinancial.com.
By Order of the Board of Directors,

Nicholas Woodman
Chief Executive Officer
San Mateo, California
April 26, 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIA THE VIRTUAL MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

GOPRO, INC.

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Table of Contents

GOPRO, INC.
3000 Clearview Way
San Mateo, California 94402

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

April 26, 2017
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of GoPro, Inc. (“GoPro”) for use at GoPro’s 2017 Annual Meeting of Stockholders to be held virtually on June 6, 2017, at 10:00 a.m. (Pacific Time) (“Annual Meeting”), and any adjournment or postponement of the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2017, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting (“Proxy Statement”) and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 26, 2017. GoPro’s annual report on Form 10-K for the year ended December 31, 2016 filed on February 16, 2017 (“Annual Report”) will be available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient and less costly, and helps in conserving natural resources.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, stockholders will act upon the proposals described in this Proxy Statement.
Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 13, 2017 (“Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 107,093,812 shares of Class A common stock and 36,788,951 shares of Class B common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, each holder of shares of our common stock is entitled to one vote for each share of Class A common stock held and ten votes for each share of Class B common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including

(i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

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Proposal No. 1 – Election of Directors. Each director will be elected by a plurality of the votes cast, which means that the seven individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or any of the nominees or “WITHHOLD” your vote with respect to one or any of the nominees.

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Proposal No. 2 – Ratification of Appointment of Independent Registered Accounting Firm. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

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Proposal No. 3 – Advisory Vote to Approve Executive Compensation. Approval, on a non-binding advisory basis, of the resolution to approve the compensation of our Named Executive Officers (“NEOs”), will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions occur when shares present at the Annual Meeting are marked “abstain.” A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. All of the other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon except where brokers can exercise discretion on “routine” matters. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
The board of directors recommends that you vote “FOR” each of the directors named in this Proxy Statement (“Proposal 1”), “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 (“Proposal 2”) and “FOR” the approval, on a non-binding advisory basis, of the resolution to approve the compensation of our NEOs (“Proposal 3”). None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

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vote via the Annual Meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GPRO2017, where stockholders may vote and submit questions during the meeting. The Annual Meeting starts at 10:00 a.m. (Pacific Time) on June 6, 2017. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com;

•	vote via telephone or Internet—in order to do so, please follow the instructions shown on your proxy card; or

•	vote by mail—complete, sign and date the proxy card enclosed herewith and return it before the Annual Meeting in the envelope provided.
Votes submitted by telephone or Internet must be received by 11:59 p.m. (Eastern Time) on June 5, 2017. Submitting your proxy, whether via the Internet, by telephone, or by mail, will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from all nominees or any nominee you specify. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, this is because your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or the Internet. If voting by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
GoPro will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, GoPro and its agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, GoPro will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, GoPro, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to the Corporate Secretary of GoPro (by any means) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or Internet; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
GoPro is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other governance policies. In addition, our board of directors has adopted written charters for its standing committees (audit, compensation and leadership, and nominating and governance), as well as a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our board of directors reviews each of the Corporate Governance Guidelines, the committee charters, and the Code of Business Conduct and Ethics annually and implements changes as appropriate. The Corporate Governance Guidelines, the committee charters, and the Code of Business Conduct and Ethics, and any waivers or amendments to the Code of Business Conduct and Ethics, are all available on our Investor Relations website (http://investor.gopro.com) in the “Corporate Governance” section.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors may choose its chairperson in any way that it considers to be in the best interests of our company. Our nominating and governance committee periodically considers the leadership structure of our board of directors, including the separation of the chairperson and chief executive officer roles and/or appointment of a lead independent director of our board of directors, and makes such recommendations to our board of directors as our nominating and governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person, the responsibilities of the lead independent director include: scheduling and preparing agendas for meetings of the independent directors; serving as a liaison between the chief executive officer and the independent directors; being available, under appropriate circumstances, for consultation and direct communication with stockholders; ensuring our board of directors is fulfilling its oversight responsibilities in strategy, risk oversight and succession planning; and performing such other functions and responsibilities as requested by our board of directors from time to time.
Currently, our board of directors believes that it is in the best interest of our company and our stockholders for our Chief Executive Officer, Mr. Woodman, to serve as both Chief Executive Officer and Chairman given his knowledge of our company and industry and strategic vision. Because Mr. Woodman has served and continues to serve in both these roles, our board of directors appointed Michael Marks in 2014 to serve as our lead independent director. As lead independent director, Mr. Marks, among other responsibilities, presided over regularly scheduled meetings at which only our independent directors were present to foster open and honest communication, and served as a liaison between the Chairman and the President, and the independent directors, and performed such additional duties as our board of directors may otherwise determine and delegate. Messrs. Marks’ and Gilhuly’s board service terms will expire at the Annual Meeting and we are deeply grateful for the significant contributions that each of them has made to our board. Accordingly, the Board, including our independent directors, appointed director Kenneth Goldman to serve as our lead independent director in April 2017. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.
Our Board of Directors’ Role in Risk Oversight
Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for GoPro, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. The compensation and leadership committee reviews risks and exposures associated with compensation plans and programs, including incentive plans. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as described above under “Board Leadership Structure”). Our board of directors is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full board of directors.
We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Director Independence
Our board of directors determines the independence of our directors by applying the applicable rules, regulations and listing standards of the NASDAQ Global Select Market (“NASDAQ”) and applicable rules and regulations promulgated by the SEC. The applicable rules, regulations and listing standards of NASDAQ provide that a director is independent only if the board of directors affirmatively determines that the director does not have a relationship with the company which, in the opinion of the board of directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify various relationships that preclude a determination of director independence. Such relationships may include employment, commercial, accounting, family and other business, professional and personal relationships.
Applying these standards, our board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, our board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Our board of directors has determined that Messrs. Goldman, Marks, Gilhuly, and Gotcher, and Mses. Lyne and Zalaznick, are “independent directors” as defined under the applicable rules, regulations and listing standards of NASDAQ and applicable rules and regulations promulgated by the SEC.  All members of our audit committee, compensation and leadership committee, and nominating and governance committee must be independent directors under the applicable rules, regulations and listing standards of NASDAQ. Members of the audit committee also must satisfy a separate SEC independence requirement, which provides that (i) they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GoPro or any of our subsidiaries other than their directors’ compensation, and (ii) they may not be an affiliated person of GoPro or any of our subsidiaries. Members of the compensation and leadership committee also must satisfy a separate SEC independence requirement and a related NASDAQ listing standard with respect to their affiliation with GoPro and any consulting, advisory or other fees they may have received from us. Our board of directors has determined that all members of our audit committee, compensation and leadership committee, and nominating and governance committee are independent and satisfy the relevant SEC and NASDAQ independence requirements for such committees.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2016, our board of directors met twelve times, including telephonic meetings, the audit committee held five meetings, the compensation and leadership committee held eight meetings, and the nominating and governance committee held four meetings. None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by our board of directors and by all committees of our board of directors on which such director served.
Audit Committee
Our audit committee is comprised of Mr. Goldman, who serves as the chair, and Messrs. Gilhuly and Gotcher. Our board of directors has determined that each member of the audit committee meets the requirements for independence under the applicable rules, regulations and listing standards of NASDAQ and applicable rules and regulations promulgated by the SEC. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Goldman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (“Securities Act”).
All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee, among other things:

•	reviews the financial information which will be provided to stockholders and others;

•	reviews our system of internal controls with management by consulting with management, our internal compliance team and the independent auditors;

•	appoints, retains and oversees the performance of the independent registered public accounting firm;

•	oversees our accounting and financial reporting processes and the audits of our financial statements;

•	pre-approves audit and permissible non-audit services provided by the independent registered public accounting firm; and

•	reviews related party transactions and proposed waivers of our Code of Business Conduct and Ethics.

Compensation and Leadership Committee
Our compensation and leadership committee (“CLC”) is comprised of Mr. Gotcher, who serves as the chair, Mr. Gilhuly, and Mses. Lyne and Zalaznick. In April of 2017, Mr. Marks stepped off the CLC and Ms. Lyne was appointed to the CLC. Our board of directors has determined that each member of our compensation and leadership committee meets the requirements for independence under current NASDAQ and SEC rules, regulations and listing standards. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), an outside director, as defined pursuant to Section 162(m) and is “independent” as defined in Section 5605(a)(2) of the NASDAQ rules and Rule 10C-1 promulgated under the Exchange Act. The purpose of our compensation and leadership committee is to carry out the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation and leadership committee, among other things:

•	reviews and determines the compensation of our executive officers and other executives reporting to the Chief Executive Officer;

•	administers our equity incentive plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.
The compensation and leadership committee engaged an independent executive compensation consulting firm, Compensia, Inc. (“Compensia”), to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters for 2016. Specifically, Compensia was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

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review and assess our current director policies and practices, Chief Executive Officer and other executive officer compensation policies and practices and equity profile relative to market practices (with director compensation review done for the benefit of the nominating and governance committee, which per its charter has responsibility for director compensation review and recommendation);

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review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the compensation and leadership committee; and

•	review market practices on employee stock purchase plans and other equity programs.
During 2016, Compensia worked directly with the compensation and leadership committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The compensation and leadership committee has determined that none of the work performed by Compensia during 2016 raised any conflicts of interest.
Nominating and Governance Committee
The nominating and governance committee is comprised of Ms. Zalaznick, who serves as the chair, and Mr. Gilhuly. In April 2017, Mr. Marks stepped off the nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under current NASDAQ rules, regulations and listing standards. Our nominating and governance committee, among other things:

•	identifies, evaluates and recommends nominees, including stockholder nominees, to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

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considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees and related compensation (and was assisted in its director compensation review by Compensia);

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.
Compensation and Leadership Committee Interlocks and Insider Participation
None of the members of our compensation and leadership committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation and leadership committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or our compensation and leadership committee.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meeting of stockholders. All of our then current directors were present at our 2016 virtual annual meeting of stockholders held on June 6, 2016.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Chairman or lead independent director) may do so by letters addressed to the attention of our General Counsel. All communications are reviewed by our General Counsel and provided to the members of our board of directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors shall not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.
The address for these communications is:
GoPro, Inc.
c/o General Counsel
3000 Clearview Way
San Mateo, California 94402

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist it in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NASDAQ listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. When considering nominees, our nominating and governance committee may take into consideration many factors, including among other things, a candidates’ independence, integrity, diversity  (inclusive of age, gender, ethnicity, sexual orientation and gender identity), skills, knowledge about our business or industry, willingness and ability to devote adequate time and effort to the board of directors responsibilities in the context of the existing composition, knowledge about other areas that are expected to contribute to the board of directors’ overall effectiveness, and needs of the board of directors and its committees. Our board of directors and nominating and governance committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our board of directors and success of the Company.  Accordingly, through the nomination process, the nominating and governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of nine directors. Seven of our directors will stand for election at the Annual Meeting to be held on June 6, 2017 and shall serve for a one-year term expiring at the 2018 Annual Meeting of Stockholders, and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal.
Shares represented by proxies will be voted “FOR” the election of each of the seven nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
Nominees to the Board of Directors
The nominees, their ages, occupations, and length of board service as of April 21, 2017 are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Nicholas Woodman	41	Chief Executive Officer and Chairman, GoPro, Inc.	2004
Anthony Bates	49	Former President, GoPro, Inc.	2014
Kenneth Goldman(1) †	67	Chief Financial Officer, Yahoo! Inc.	2013
Peter Gotcher(1)(3)	57	Independent Investor	2014
Alexander Lurie	43	Chief Executive Officer, SurveyMonkey, Inc.	2016
Susan Lyne(3)	65	President and Managing Partner, BBG Ventures LLC	2017
Lauren Zalaznick(2)(3)	54	Media Executive	2016

(1)	Member of the audit committee
(2)	Member of the nominating and governance committee
(3)	Member of the compensation and leadership committee
†	Lead Independent Director
Nicholas Woodman founded GoPro and has served as our Chief Executive Officer and a member of the board of directors since 2004, as Chairman since January 2014 and as President from 2004 until June 2014. Mr. Woodman got his start in 1998 by founding an online gaming company, Funbug.com. When that venture failed in 2001, Mr. Woodman planned an international surfing trip to look for inspiration. While preparing for that trip, Mr. Woodman had the idea for a 35mm film-based wrist camera that could be worn during sports like surfing, enabling the user to capture images while engaged in the sport. This idea became GoPro’s first product, the HERO Camera. In the years that followed, Mr. Woodman, along with friends, family and employees, innovated on the HERO Camera concept along with a wide array of mounting devices that would make it easy to mount the camera to everything from helmets to surfboards, vehicles and more. Mr. Woodman holds a B.A. in Visual Arts from the University of California, San Diego. We believe Mr. Woodman’s experience as the founder of GoPro and his knowledge of our products and customers give him the experience and leadership capabilities that qualify him to serve as a member of our board of directors.
Anthony Bates served as our President from June 2014 to December 2016, and as a member of our board of directors since June 2014. From June 2013 until March 2014, Mr. Bates was the Executive Vice President, Business Development and Evangelism of Microsoft Corporation, a software company. Mr. Bates was the Chief Executive Officer of Skype Inc., a provider of software applications and related Internet communications products, from October 2010 until its acquisition by Microsoft in 2011, subsequent to which Mr. Bates served as the President of Microsoft’s Skype Division until June 2013. From 1996 to October 2010, Mr. Bates served in various roles at Cisco Systems, Inc., a networking equipment provider, most recently as Senior Vice President and General Manager of Enterprise, Commercial and Small Business. Mr. Bates currently serves on the board of directors of Ebay Inc., a global ecommerce website, and VMware, a global leader in cloud infrastructure and business mobility. We believe that Mr. Bates is qualified to serve on our board of directors due to his extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service, and support areas.

Kenneth Goldman has served on our board of directors since December 2013 and as lead independent director of our board since April 2017. Since October 2012, Mr. Goldman has served as the Chief Financial Officer of Yahoo! Inc., an Internet commerce website, where he is responsible for Yahoo’s global finance functions including financial planning and analysis, controllership, tax, treasury, and investor relations. From September 2007 to October 2012, Mr. Goldman was the Senior Vice President, Finance and Administration and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a mobile enterprise software company. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. Previously, Mr. Goldman has been the Chief Financial Officer of Sybase, Inc. (acquired by SAP SE), Excite@Home, Cypress Semiconductor Corporation and VLSI Technology, Inc. (acquired by Philips Electronics). Mr. Goldman currently serves on the board of directors of NXP Semiconductor N.V and TriNet, Inc., as well as the Trustee Emeritus of Cornell University. From December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s (FASB’s) primary Advisory Council (FASAC). Mr. Goldman was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group (SAG), an organization that provides advice on the need to formulate new accounting standards or change existing standards. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Goldman is qualified to serve as a member of our board of directors based on his experience on the boards of directors of numerous companies, his extensive executive experience, and his service as a member of FASAC and SAG. He provides a high level of expertise and significant leadership experience in the areas of finance, accounting, and audit oversight.
Peter Gotcher has served on our board of directors since June 2014. Mr. Gotcher is an independent private investor focusing on investments in digital media technology companies. From September 1999 to June 2002, Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm. Prior to that, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to 1999. Mr. Gotcher founded Digidesign, Inc., a manufacturer of digital audio workstations, and served as its President, Chief Executive Officer and Chairman from 1984 until it was acquired by Avid Technology, a media software company, in 1995. He served as the Executive Vice President of Avid Technology from 1995 to 1996. Mr. Gotcher currently serves on the board of directors of Pandora Media, Inc. and is the Chairman of the board of directors of Dolby Laboratories, Inc. He also serves on the board of trustees of Santa Clara University. Mr. Gotcher holds a B.A. in English Literature from the University of California at Berkeley. We believe Mr. Gotcher is qualified to serve as a member of our board of directors based on his broad understanding of the operational, financial, and strategic issues facing public companies and his background providing guidance to companies in the digital media industry.
Alexander Lurie has served on our board of directors since February 2016. Since January 2016, Mr. Lurie has served as the Chief Executive Officer of SurveyMonkey, Inc., a creator and publisher of online surveys, and he has served as a member of the board of SurveyMonkey since 2009, including as Chairman of the Board from July 2015 to January 2016. Mr. Lurie served as GoPro’s Senior Vice President of Media from November 2014 until January 2016. From February 2013 to January 2014, Mr. Lurie served as Executive Vice President for Guggenheim Digital Media, an internet media company. From April 2010 to August 2012, Mr. Lurie served as SVP, Strategic Development at CBS Corporation, a mass media corporation. From February 2008 to April 2010, Mr. Lurie served as Chief Financial Officer and Head of Business Development for CBS Interactive, a division of CBS Corporation. Mr. Lurie came to CBS Interactive via its acquisition of CNET Networks, a technology information website, where he served as Chief Financial Officer and head of Corporate Development from February 2006 to February 2008. Mr. Lurie began his career in the investment banking group at JPMorgan where he led equity transactions and mergers and acquisitions in the Internet sector. He holds a J.D. and M.B.A. degree from Emory University, and a B.A. in Political Science from the University of Washington. We believe Mr. Lurie is qualified to serve as a member of our board of directors based on his previous experience as an executive officer of GoPro, his operational and financial expertise from his management experience, and his background in the digital media industry.
Susan Lyne has served on our board of directors since April 2017. Since September 2014, Ms. Lyne has served as President and Managing Partner of BBG Ventures, an AOL-backed investment fund focused on women-led tech startups. From February 2013 to September 2014, Ms. Lyne was Chief Executive Officer of the AOL Brand Group where she oversaw the content brands of AOL, Inc., a global media technology company, including TechCrunch, Engadget, StyleList, Moviefone and MapQuest. From September 2008 to February 2013, she was Chief Executive Officer and then Chair of Gilt Groupe, Inc., the innovative ecommerce company that pioneered flash sales in the United States. From 2004 to 2008, Ms. Lyne served as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc., a diversified media and merchandising company. From 1996 to 2004, Ms. Lyne held various positions at The Walt Disney Company, a diversified worldwide entertainment company, including President of ABC Entertainment where she oversaw the development of shows including Desperate Housewives, Grey’s Anatomy, and Lost. Ms. Lyne is currently a director of Brit Media, Inc. and has previously served as a director of Gilt Groupe, Inc., AOL, Inc., Martha Stewart Living Omnimedia, Inc. and Starz Entertainment Group, LLC. In addition, Ms. Lyne is a trustee of Rockefeller University and a member of the Council on Foreign Relations. We believe Ms. Lyne is qualified to serve as a member of our board of directors based on her experience on the boards of directors of other companies, her extensive executive experience and her background in the media and consumer products industries.
Lauren Zalaznick has served on our board of directors since July 2016. Since January 2014, Ms. Zalaznick has been serving as a board member and senior advisor to several companies: she is currently a member of the boards of directors of The Nielsen Company (since

April 2016), Shazam (since April 2014), and Penguin Random House (since May 2014). In addition, she is currently a senior advisor to various content and tech start-ups including Refinery29, LifePosts, and Medium.com. From 2004 through December 2013, Ms. Zalaznick held various roles of increasing responsibility within NBCUniversal, Inc. including Chairman, Entertainment & Digital Networks and Integrated Media where she had responsibility for the Bravo, Oxygen, Style, Telemundo and Mun2 networks and ran its digital portfolio. She was Executive Vice President at NBCUniversal, Inc. until departing the company in December 2013. Since July 2011, Ms. Zalaznick has been a trustee of the Corporation of Brown University from which she graduated with a Bachelor of Arts magna cum laude and Phi Beta Kappa. We believe Ms. Zalaznick is qualified to serve as a member of our board of directors based on her operational and management expertise and her background in digital media and content strategy.
There are no family relationships among our current directors and officers.
Non-Employee Director Compensation Arrangements
In June 2014, our board of directors adopted a new non-employee director compensation policy, which was subsequently amended in August 2015, with the equity changes effective after the 2016 annual meeting of stockholders and the cash retainer changes effective in October 2015.
Pursuant to our non-employee director compensation policy in effect prior to our 2016 annual meeting of stockholders, each non-employee director was to receive a stock option having a grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) equal to $150,000 immediately following each annual meeting of stockholders. Each such stock option had a ten-year term and vested in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of our stockholders, subject to the director’s continuous service on our board of directors at such time. In addition, immediately following the annual meeting of our stockholders, each non-employee director was to receive Restricted Stock Units (“RSUs”) having a fair market value on the grant date equal to $30,000. The shares underlying each RSU grant vested as to 25% in each quarter following the date of grant with the final 25% to vest on the earlier of the date of the annual meeting or the one year anniversary of the date of grant, subject to the director’s continuous service on our board of directors at such time. The stock options and RSUs described above will accelerate and vest in full in the event of a change in control. Mr. Lurie who was appointed to our board of directors in February 2016 between the 2015 and 2016 annual meetings of stockholders received pro-rated stock option and RSU grants in accordance with the policy described in this paragraph.
Pursuant to the current non-employee director compensation policy, immediately following each annual meeting of our stockholders starting in 2016, we pay each non-employee director a cash retainer of $50,000. We also grant each non-employee director a stock option having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $122,500. Each such stock option will have a ten-year term and will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of our stockholders, subject to the director’s continuous service on our board of directors at such time. In addition, we grant each non-employee director RSUs having a fair market value on the grant date equal to $122,500, based on a three month trailing average of our closing price. The shares underlying each RSU grant will vest as to 25% in each quarter following the date of grant with the final 25% to vest on the earlier of the date of the next annual meeting of stockholders or the one year anniversary of the date of grant, subject to the director’s continuous service on our board of directors at such time. The stock options and RSUs described above will accelerate and vest in full in the event of a change in control. Directors who are appointed to our board of directors between the annual meetings of our stockholders will receive pro-rated stock option and RSU grants.
In addition to the cash retainers and the annual stock option and RSU grants for service as a member of our board of directors, our non-employee director compensation policy provides for additional cash retainers to the lead independent director and the chairs and members of each committee of our board of directors equal to the following:

•     $20,000 for the lead independent director;
•     $25,000 for the chair of our audit committee;
•     $12,500 for audit committee member (other than the chair);
•     $18,500 for the chair of our compensation and leadership committee;
•     $10,000 for compensation and leadership committee member (other than the chair);
•     $10,000 for the chair of our nominating and governance committee; and
•     $5,000 for nominating and governance committee member (other than the chair).
Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.
As of December 31, 2016, Mr. Bates ceased to be an employee of the Company and remains on the board of directors. For information on his going-forward compensation as a member of the board of directors, please see “Arrangements with Mr. Bates” in the “Post Employment Compensation” section of the Compensation Discussion and Analysis portion of this proxy statement below.
Director Compensation
The following table provides information for 2016 concerning all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion of 2016. Nicholas Woodman, our Chief Executive Officer, and Anthony Bates, our former President, are not included in the table below because they did not receive additional compensation for their services as directors. Their compensation as employees is shown below in “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

Edward Gilhuly	82,500	114,616(3)	116,064(4)	313,180
Kenneth Goldman	75,000	114,616(3)	116,064(4)	305,680
Peter Gotcher	72,500	114,616(3)	116,064(4)	303,180
Michael Marks	73,500	114,616(3)	116,064(4)	304,180
Alexander Lurie	37,500	125,212(5)	169,407(6)	332,119
Lauren Zalaznick	32,500	108,268(7)	107,351(8)	248,119

(1)	The amounts reported in this column represent the aggregate grant date value of RSUs made to directors in 2016 computed in accordance with FASB ASC Topic 718.
(2)	The amounts reported in this column represent the aggregate grant date value of option awards made to directors in 2016 computed in accordance with FASB ASC Topic 718.
(3)
On June 6, 2016, Messrs. Gilhuly, Goldman, Gotcher and Marks received 10,496 RSUs which vest as to 25% of the shares in each quarter following the date of grant, with the final 25% to vest on June 6, 2017, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors.  As of December 31, 2016, 5,248 of the RSUs remained unvested. In the event of a Change in Control (as defined under the Company's 2014 Equity Incentive Plan), such RSUs shall accelerate and become immediately vested.

(4)
On June 6, 2016,Messrs. Gilhuly, Goldman, Gotcher and Marks received a stock option to purchase 24,861 shares of common stock which shall vest in full on June 6, 2017, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company's 2014 Equity Incentive Plan), such options shall accelerate and become immediately vested.

(5)
Mr. Lurie joined GoPro’s board of directors on February 1, 2016. On February 1, 2016, Mr. Lurie received a pro-rated award of 958 RSU's which vested over an approximately four (4) month period, such that 50% of the shares subject to this stock award vested on March 8, 2016 and 50% vested June 6, 2016.

On June 6, 2016, Mr. Lurie received 10,496 RSUs which vest as to 25% of the shares in each quarter following the date of grant, with the final 25% to vest on June 6, 2017, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors.  As of December 31, 2016, 5,248 of the RSUs remained unvested. In the event of a Change in Control (as defined under the Company's 2014 Equity Incentive Plan), such RSUs shall accelerate and become immediately vested.

(6)
Mr. Lurie joined GoPro’s board of directors on February 1, 2016. On February 1, 2016, Mr. Lurie received a pro-rated stock option to purchase 11,588 shares of common stock which vested in full on June 6, 2016.

On June 6, 2016, Mr. Lurie received a stock option to purchase 24,861 shares of common stock which shall vest in full on June 6, 2017, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company's 2014 Equity Incentive Plan), such options shall accelerate and become immediately vested.

(7)
Ms. Zalaznick joined GoPro's board of directors July 5, 2016. On July 5, 2016, Ms. Zalaznick received a pro-rated award of 10,166 RSUs which vest as to 25% of the shares in each quarter following the date of grant, with the final 25% to vest on June 6, 2017, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors.  As of December 31, 2016, 5,083 of the RSUs remained unvested. In the event of a Change in Control (as defined under the Company's 2014 Equity Incentive Plan), such RSUs shall accelerate and become immediately vested.

(8)
Ms. Zalaznick joined GoPro's board of directors July 5, 2016. On July 5, 2016, Ms. Zalaznick received a pro-rated stock option to purchase 24,079 shares of common stock which shall vest in full on June 6, 2017, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company's 2014 Equity Incentive Plan), such options shall accelerate and become immediately vested.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2016:

	Number of Shares Underlying Outstanding Awards
Name	Option Awards	RSU Awards
Edward Gilhuly	37,374	5,248
Kenneth Goldman	119,861(1)	5,248
Peter Gotcher	48,144(2)	5,248
Michael Marks	37,374	5,248
Alexander Lurie	36,449	5,248
Lauren Zalaznick	24,079	5,083

(1)
Consists of stock options to purchase 95,000 shares of Class B common stock under an option award granted pursuant to our 2010 Equity Incentive Plan and 24,861 shares of Class A common stock under option awards granted pursuant to our 2014 Equity Incentive Plan.

(2)
Consists of stock options to purchase 17,234 shares of Class B common stock under an option award granted pursuant to our 2010 Equity Incentive Plan and 30,910 shares of Class A common stock under option awards granted pursuant to our 2014 Equity Incentive Plan.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has re-appointed PricewaterhouseCoopers LLP as GoPro’s independent registered public accounting firm to perform the audit of GoPro’s consolidated financial statements for 2017 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, GoPro has determined that it is good practice to request ratification of this selection by the stockholders. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as GoPro’s independent registered public accounting firm.
PricewaterhouseCoopers LLP audited GoPro’s financial statements for 2016 and 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for GoPro’s audit. The following table shows the fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2015:

Fees Billed to GoPro	2016	2015
Audit fees(1)	$2,603,700	2,466,800
Tax fees(2)	462,800	462,768
Total fees	$3,066,500	2,929,568

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual financial statements and internal control over financial reporting; the review of our quarterly financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and audit services provided in connection with other statutory and regulatory filings.

(2)
“Tax fees” include fees for tax compliance, advice and planning. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state and international income tax matters; transfer pricing, international tax structure planning, assistance with indirect sales tax; and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
General
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related rules of the SEC, we are providing stockholders an opportunity to approve the compensation of our NEOs as disclosed in this Proxy Statement in the Compensation Discussion and Analysis section. While the results of the vote are non-binding and advisory in nature, the board of directors intends to carefully consider the results of this vote.
In considering their vote, stockholders may wish to review with care the information on the company’s compensation policies and decisions regarding the NEOs presented in the Compensation Discussion and Analysis section, as well as the discussion regarding the compensation and leadership committee in the Compensation Discussion and Analysis section entitled “Further Considerations for Setting Executive Compensation.”
The company’s goal for its executive compensation program is to attract, motivate, and retain our executives who are critical to our success. The company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The company believes its executive compensation program has been instrumental in helping the company achieve its business objectives.
Frequency of Stockholder Advisory Votes on Executive Compensation
At our 2015 annual meeting of stockholders, we asked our stockholders to express a preference for the frequency of an advisory vote on the compensation of the NEOs (a “Say-on-Pay” vote). The proposal with respect to the frequency of our Say-on-Pay votes is commonly known as a “Say-When-on-Pay” vote. At the 2015 annual meeting of stockholders, our stockholders selected, on a non-binding advisory basis, three years as the frequency at which GoPro will hold a non-binding advisory vote to approve the compensation to be paid by us to our NEOs. Based on these results, our board of directors has determined that we will conduct future stockholder advisory votes regarding compensation awarded to our NEOs once every three years. This policy will remain in effect until the next stockholder vote on the frequency of stockholder advisory votes on the compensation of NEOs, expected to be held at our 2021 annual meeting of stockholders.
Key Executive Compensation Policies and Practices
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking the stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the board of directors requests the stockholders vote on an advisory basis to approve the following resolution at the meeting:
RESOLVED, that the compensation paid to the company's NEOs, as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.
While the results of this advisory vote are not binding, the compensation and leadership committee, will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions regarding NEOs. The compensation and leadership committee and the board of directors value the opinions of our stockholders. Unless the board of directors modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2020 annual meeting.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING BASIS, OF THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2017, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.
Percentage ownership of our common stock before this offering is based on 36,749,103 shares of our Class B common stock and 107,035,182 shares of our Class A common stock outstanding on March 31, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Class A common stock and Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2017 or RSUs that may vest and settle within 60 days of March 31, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Executive Officers:
Nicholas Woodman(2)	-	*	36,576,628	99.08%	76.81%
Michael Marks(3)	100,335	*	-	*	*
Edward Gilhuly(4)	1,025,442	*	-	*	*
Kenneth Goldman(5)	8,961	*	80,416	*	*
Peter Gotcher(6)	14,426	*	73,212	*	*
Alexander Lurie(7)	30,271	*	-	*	*
Susan Lyne(8)	-	*	-	*	*
Lauren Zalaznick(9)	7,624	*	-	*	*
Anthony Bates(10)	487,596	*	2,229,666	5.72%	4.58%
Brian McGee(11)	39,901	*	-	*	*
Sharon Zezima(12)	28,635	*	51,531	*	*
Jack Lazar(13)	28,238	*	305,835	*	*
All executive officers and directors as a group (12 persons)(14)	1,771,429	1.65%	39,317,288	99.28%	78.43%
5% Stockholders:
Nicholas Woodman and Jill R. Woodman, as Co-Trustees of the Woodman Family Trust under Trust Agreement dated March 11, 2011(15)	-	*	30,760,716	83.70%	64.82%
BlackRock, Inc.(16)	6,253,462	5.84%	-	*	1.32%
The Vanguard Group - 23-1945930(17)	6,313,910	5.90%	-	*	1.33%
*Represents beneficial ownership of less than 1% of our outstanding shares of common stock of the designated class of security or less than 1% of the Total Voting Power, as applicable.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o GoPro, Inc., 3000 Clearview Way, San Mateo, California 94402.
(1) Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.
(2) Consists of (i) 30,760,716 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, (ii) 1,474,623 shares of Class B common stock held by Mr. Woodman's 2016 GRAT, (iii) 1,474,623 shares of Class B common stock held by the 2016 GRAT for Mr. Woodman's spouse, (iv) 1,350,000 shares of Class B common stock held by Mr. Woodman's 2017 GRAT, (v) 1,350,000 shares of Class B common stock held by the 2017 GRAT for Mr. Woodman's spouse, and (vi) 166,666 shares of Class B common stock subject to restricted stock units held by Mr. Woodman that may settle within 60 days of March 31, 2017. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust. Mr. Woodman is the sole trustee of all four (4) GRATs.
(3) Consists of (i) 30,153 shares of Class A common stock held by Mr. Marks, (ii) 8,062 shares of Class A common stock held in the Marks Family Trust, (iii) 49,607 shares of Class A common stock held by WB Investors, LLC, and (iv) 12,513 shares of Class A common stock subject to options held by Mr. Marks that are exercisable within 60 days of March 31, 2017. Michael Marks and Carole Jean Marks are co-trustees and co-beneficiaries of the Marks Family Trust. Mr. Marks is Manager of WB Investors, LLC (“WB”). The members of WB are Epping Investment Holdings, LLC, which Mr. Marks controls, and certain trusts controlled by Mr. Marks and for the benefit of Mr. Marks and members of his immediate family. The address for Mr. Marks, Marks Family Trust and WB Investors, LLC is 2494 Sand Hill Road, Bldg.7, Ste. 100, Menlo Park, CA 94025.
(4) Consists of (i) 9,335 shares of Class A common stock held by Mr. Gilhuly, (ii) 4,177 shares of Class A common stock held by Gilhuly Investment Partners LLC, (iii) 999,417 shares of Class A common stock held by Sageview Capital Mater, L.P., and (iv) 12,513 shares of Class A common stock subject to options held by Mr. Gilhuly that are exercisable within 60 days of March 31, 2017. Mr. Gilhuly is the manager of Gilhuly Investment Partners LLC. Sageview Capital Partners (A), L.P. (“Sageview A”), Sageview Capital Partners (B), L.P. (“Sageview B”) and Sageview Partners (C) (Master), L.P. (“Sageview C”) are the shareholders of Sageview Capital Master L.P. (“Sageview Master”). Sageview Capital GenPar, Ltd. (“Sageview Ltd”) is the sole general partner of each of Sageview Master, Sageview A, Sageview B and Sageview C. Sageview Capital GenPar, L.P. (“Sageview GenPar”) is the sole shareholder of Sageview Ltd. Sageview Capital MGP, LLC is the sole general partner of Sageview GenPar. Edward Gilhuly is a managing member and controlling person of Sageview Capital MGP, LLC. The address for Sageview Capital Master, L.P., Mr. Gilhuly and Gilhuly Investment Partners LLC is c/o Sageview Capital LP, 245 Lytton Avenue, Suite 250, Palo Alto, CA 94301.
(5) Consists of (i) 668 shares of Class A common stock held by Mr. Goldman, (ii) 8,293 shares of Class A common stock held in the Goldman-Valeriote Family Trust, and (iii) 80,416 shares of Class B common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2017. Kenneth Goldman and Susan Valeriote are co-trustees and have shared voting and investment power over the shares owned by the Goldman-Valeriote Family Trust.
(6) Consists of (i) 378 shares of Class A common stock held by Mr. Gotcher, (ii) 7,999 shares of Class A common stock held in the Gotcher Family Trust, (iii) 54,348 shares of Class B common stock held by The Peter and Marie-Helene Gotcher Family Trust, (iv) 1,630 shares of Class B common stock held by Mr. Gotcher, (v) 17,234 shares of Class B common stock subject to options held by Mr. Gotcher that are exercisable within 60 days of March 31, 2017, and (vi) 6,049 shares of Class A common stock subject to options held by Mr. Gotcher that are exercisable within 60 days of March 31, 2017. Mr. Gotcher is the President of The Peter and Marie-Helene Gotcher Family Trust.
(7) Consists of (i) 18,683 shares of Class A common stock held by the Alexander J Lurie Trust dtd 10/16/2007, and (ii) 11,588 shares of Class B common stock subject to options held by Mr. Lurie that are exercisable within 60 days of March 31, 2017. Mr. Lurie is the sole trustee and beneficiary of the Alexander J Lurie Trust dtd 10/16/2007.
(8) Ms. Lyne joined our board as of April 21, 2017.
(9) Consists of 7,624 shares of Class A common stock held by Lauren Zalaznick and Phelim Dolan.
(10) Consists of (i) 94,989 shares of Class A common stock held by Mr. Bates, (ii) 367,078 shares of Class A common stock subject to options held by Mr. Bates that are exercisable within 60 days of March 31, 2017, (iii) 25,529 shares of Class A common stock subject to restricted stock units held by Mr. Bates the may settle within 60 days of March 31, 2017, and (iv) 2,229,666 shares of Class B common stock subject to options held by Mr. Bates that are exercisable within 60 days of March 31, 2017.
(11) Consists of (i) 276 shares of Class A common stock held by Mr. McGee's spouse, and (ii) 39,625 shares of Class A common stock subject to options held by Mr. McGee that are exercisable within 60 days of March 31, 2017.
(12) Consists of (i) 168 shares of Class A common stock held by Ms. Zezima, (ii) 28,467 shares of Class A common stock subject to options held by Ms. Zezima that are exercisable within 60 days of March 31, 2017, and (iii) 51,531 shares of Class B common stock subject to options held by Ms. Zezima that are exericisable within 60 days of March 31, 2017.

(13) Consists of (i) 28,238 shares of Class A common stock, and (ii) 305,835 shares of Class B common stock subject to options held by Mr. Lazar that are exericisable within 60 days of March 31, 2017.
(14) Consists of (i) 1,268,067 shares of Class A common stock, (ii) 36,465,940 shares of Class B common stock, (iii) 477,833 shares of Class A common stock subject to options that are exercisable within 60 days of March 31, 2017, (iv) 25,529 shares of Class A common stock subject to restricted stock units that may settle within 60 days of March 31, 2017, (v) 2,684,682 shares of Class B common stock subject to options that are exercisable within 60 days of March 31, 2017, and (vi) 166,666 shares of Class B common stock subject to restricted stock units that may settle within 60 days of March 31, 2017.
(15) Consists of 30,760,716 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust.
(16) Based on a Schedule 13G filing made on January 30, 2017. Consists of 6,253,462 shares of Class A common stock held by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(17) Based on a Schedule 13G filing made on February 13, 2017. Consists of 6,313,910 shares of Class A common stock held by The Vanguard Group - 23-1945930. The address for The Vanguard Group - 23-1945930 is 100 Vanguard Blvd., Malvern, PA 19355.

EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of March 31, 2017, and their positions are shown below.

Executive Officers	Age	Position(s)
Nicholas Woodman	41	Chief Executive Officer and Chairman
Charles “CJ” Prober	45	Chief Operating Officer
Brian McGee	57	Chief Financial Officer
Sharon Zezima	52	General Counsel
Our board of directors chooses executive officers, who then serve at the board’s discretion. There is no family relationship among any of our directors or executive officers.
For information regarding Mr. Woodman, please refer to Proposal 1 above titled “Election of Directors.”
Charles “CJ” Prober has served as our Chief Operating Officer since January 2017. From June 2014 to January 2017, he served as our Senior Vice President of Software and Services. From January 2008 until May 2014, Mr. Prober served in various roles at Electronic Arts, most recently as the Senior Vice President of Digital Publishing. From January 2007 until January 2008, he was the Vice President of Legal and Business Affairs at VG Holding Company (BioWare and Pandemic Studios), a gaming company, until its acquisition by Electronic Arts. From 2003 until 2006, Mr. Prober was a consultant with McKinsey & Company, a global strategic management consulting firm and from 1998 until 2003, he was a corporate attorney at the law firm Wilson Sonsini Goodrich & Rosati, P.C. Mr. Prober holds a Bachelor of Commerce from the University of Manitoba and a Bachelor of Laws from McGill University.
Brian McGee has served as our Chief Financial Officer since March 2016. Mr. McGee served as our Vice President of Finance from September 2015 to March 2016, and was responsible for financial planning, tax, treasury and risk management in that role. From May 2011 to September 2015, Mr. McGee served in various positions at Qualcomm, most recently as the Vice President, Business Operations. Prior to Qualcomm, Mr. McGee was at Atheros Communications from December 2009 to May 2011 as the Vice President, General Manager Global Powerline Business. Prior to Atheros Communications, from January 2007 to December 2009, Mr. McGee was the Senior Vice President, Chief Financial Officer and Treasurer, at Intellon, a fabless semiconductor company that was acquired by Atheros Communications in December 2009. From 2003 to 2006, Mr. McGee was Vice President Finance and Chief Financial Officer of Lexar, a maker of digital media storage. Mr. McGee holds a B.S. in Finance from California Polytechnic State University (1983) and a Certificate in Management Accounting (1989).
Sharon Zezima has served as our General Counsel since September 2013 and as our Corporate Secretary since October 2013. From February 2012 to September 2013, Ms. Zezima was the Vice President and General Counsel at Marketo, Inc., a cloud-based marketing software company. Prior to joining Marketo, Ms. Zezima served in various positions at Electronic Arts Inc., a developer and distributor of interactive entertainment content and services, from September 2000 to February 2012, most recently as Vice President and Deputy General Counsel. Ms. Zezima holds a J.D. from the University of Chicago and an A.B. in American Studies from Smith College.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
GoPro’s executive compensation programs, policies and practices (“ECPs”) are designed to reflect the three major tenets of our executive compensation philosophy, namely to:

•	Align executive compensation with achievement of our business objectives and financial performance;

•	Motivate executive officers to take actions that enhance long-term stockholder value; and

•	Enable us to attract, retain and reward our executives who contribute to our success.
We manage our ECPs, including compensation-related corporate governance standards, in a manner consistent with our executive compensation philosophy. These ECPs are intended to both drive performance and either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests.
Executive Compensation Best Practices

Compensation and Leadership Committee Independence	Our board of directors maintains a compensation and leadership committee comprised solely of independent directors.
Compensation and Leadership Committee Advisor Independence
The compensation and leadership committee engages and retains its own advisors. During 2016, the compensation and leadership committee engaged an independent national consulting firm to assist with its responsibilities and such firm performs no additional consulting or other services for GoPro.

Annual Compensation Review
The compensation and leadership committee annually reviews our executive compensation philosophy and strategy, including reviewing our compensation peer group utilized for appropriate comparative purposes.

Compensation-Related Risk Assessment
We conduct annual evaluations of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on GoPro.

No Executive Perquisites
We do not offer perquisites or other personal benefits to our executive officers, including our NEOs. Our executive officers, including our NEOs, participate in our health and welfare benefit programs on the same basis as all of our employees.

“Double-Trigger” Change in Control Arrangements
The change in control post-employment compensation arrangements for our executive officers including our NEOs (other than an arrangement with Mr. Woodman) are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of (i) a change in control of our company and (ii) a qualifying termination of employment.

Reasonable Change in Control Arrangements	The post-employment compensation arrangements for our management team, including our NEOs, provide for amounts and multiples that are within reasonable market norms.
Prohibition on Hedging and Pledging
Our management team, including our NEOs, and the members of our board of directors, are prohibited from speculating in our equity securities, including the use of short sales, or any equivalent transaction involving our equity securities and from engaging in any hedging transactions with respect to our equity securities.

Succession Planning
Our board of directors reviews the risks associated with our most critical executive positions on an annual basis so that we have an adequate succession strategy, and we have plans in place for these critical positions.

Retirement Programs
Other than our Section 401(k) plan, which is generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our management team, including our NEOs.

Compensation Recoupment Policy
In 2016, we adopted a compensation recoupment policy applicable to cash incentive-based compensation awards paid to our executive officers. In the event of a substantial restatement of financial results filed with the Securities and Exchange Commission, the policy permits the board, if the board determines appropriate under the circumstances, to seek recovery of all or any portion of the incentive awards paid or awarded to an executive officer in excess of the awards that would have been paid or awarded based on the restated financial results and the executive officer engaged in fraud or intentional illegal conduct that materially contributed to the restatement.

Stock Ownership Guidelines	In 2016, GoPro adopted a stock ownership policy for our CEO, President, and non-employee directors to align their interests with those of our stockholders.
This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding GoPro’s ECPs by presenting the following:

1.
Elements of Our Executive Compensation Program sets forth GoPro’s executive compensation philosophy and describes the practices, programs and policies we apply and utilize to support achievement of our goals and performance objectives.

2.	Business Highlights for 2016 summarizes GoPro’s results that impacted 2016 executive compensation decisions.

3.	Executive Compensation Decisions for 2016 explains compensation decisions that were made last year based on our results.

4.	Severance and Change in Control Arrangements discusses employment agreements and policies associated with our current and departing executives.

5.
Further Considerations for Setting Executive Compensation discusses, among other things, the role of GoPro’s compensation and leadership committee, consultants, peer group and the impact of tax and accounting considerations.

This CD&A focuses on the material elements of compensation of our go-forward NEOs as of December 31, 2016:

•	Nicholas Woodman, our Chief Executive Officer and Chairman of our board of directors;

•	Brian McGee, our Chief Financial Officer; and

•	Sharon Zezima, our General Counsel.
Certain NEOs departed the Company in 2016 and as such information related to those former NEOs is also provided:

•	Anthony Bates, our former President terminated employment in December 2016 and remains a member of our board of directors; and

•	Jack Lazar, our former Chief Financial Officer terminated employment in March 2016.
In early 2017, GoPro completed a restructuring of its executive team and our board of directors designated the following additional executive officer:

•	Charles “CJ” Prober, GoPro’s head of Software and Services since 2014, was appointed Chief Operating Officer in January 2017.

Elements of Our Executive Compensation Program
Compensation Philosophy and Guiding Principles
We have designed our ECPs to reward our executive officers, including our NEOs, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive technology and consumer-oriented environments in which we operate, and reward them for superior performance. We believe that competitive compensation packages consisting of a combination of base salaries, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate effective short-term and long-term performance, and satisfy our retention objectives. As an overarching objective, we seek to design each pay element to align the compensation of our management team with our performance and long-term value creation for our stockholders. That principle has guided the design of both the annual and long-term incentive compensation opportunities of our executive officers.
The compensation and leadership committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the compensation and leadership committee considers market and industry practices. While the compensation and leadership committee considers all of the factors in its deliberations, and places no formal weighting on any one factor in its overall compensation strategy, our bonus plan does assign weights to specific performance metrics.
As we continue to evolve as a publicly-traded company, the compensation and leadership committee will evaluate our compensation philosophy and program objectives as circumstances merit. At a minimum, we expect the compensation and leadership committee to review executive compensation annually.
Compensation Elements
The three primary elements of our executive compensation program are: (i) base salary, (ii) annual cash bonus opportunities and (iii) long-term incentives in the form of equity awards subject to multi-year vesting, as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, expected future performance and contributions.
Provides competitive level of fixed compensation determined by the market value of the position, and the qualifications, experience and performance expectations of each executive officer and each individual position.

Annual cash bonuses
Achievement of pre-established corporate and individual performance objectives (for 2016, focused on our revenue growth, profitability and cost management, as well as individual contributions and management objectives).

Motivate executive officers to achieve during the fiscal year (i) short-term financial and operational objectives, and (ii) individual performance objectives. Performance levels are established to incent our executive officers to achieve or exceed performance objectives.

Long-term incentives/equity awards	Corporate and individual performance that enhance long-term stockholder value. Vesting requirements promote retention of highly-valued executive officers.
Annual stock options and RSUs that vest over four years and provide a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our Class A common stock, and the awards are vesting over an extended period of time, they serve to focus management on the creation and maintenance of long-term stockholder value and help us attract, retain, motivate, and reward executive officers.

Our executive officers also participate in the standard employee benefit plans available to most of our employees. In addition, our executive officers are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executive officers, including our NEOs, in 2016 under each of these elements.

Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, and also to maintain internal parity across our executive team.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation and leadership committee reviews the base salaries of our executive officers, including our NEOs, at least annually.
Annual Cash Bonuses
We use annual cash bonuses to motivate our executive officers, including our NEOs, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed and may vary materially from year-to-year.
In addition to the corporate performance objectives, the annual cash bonuses for our executive officers, including our NEOs, are also based on each executive officer’s individual performance. Individual performance goals for each executive officer are identified at the beginning of the year in discussions with our Chief Executive Officer. These goals may be quantitative or qualitative in nature, depending on the organizational priorities for a given year, and typically focused on key departmental or operational objectives or functions. Most of these goals are intended to provide a set of common objectives that facilitated collaborative management and engagement, although our executive officers could also be assigned individual objectives.
Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our NEOs, by providing them with the opportunity to build an equity interest in GoPro and to share in the potential appreciation of the value of our common stock.
Generally, in determining the size of the equity awards granted to our executive officers, the compensation and leadership committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity award), as well as the factors described above. The compensation and leadership committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, may have on stockholder value.
Annual equity is awarded to NEOs in the form of stock options (the right to purchase shares of our Class A common stock at a predetermined price subject to time based vesting), and RSUs which represent the right to receive shares of our Class A common stock subject to time based vesting. Fifty percent of each NEO’s equity opportunity is delivered in stock options and 50% of the opportunity is delivered in RSUs. The compensation and leadership committee evaluates equity vehicles annually to determine which form of equity best aligns executive incentives with the long-term interest of our stockholders in the current period. The compensation and leadership committee may choose to utilize other performance-based equity vehicles.
Welfare and Health Benefits
We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Renveue Code (the “Code”) for our US employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan.
All participants’ interests in their deferrals are 100% vested when contributed under both plans. In 2016, we made matching contributions into the Section 401(k) plan for our employees, which are deductible when made by us. Under the plan, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.

In addition, we provide other benefits to our executive officers, including our NEOs, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. In 2016 we transitioned from providing vacation and other paid holidays to all employees, including our executive officers, to a discretionary time-off model for all exempt employees, which resulted in a one-time payout of previously allocated but unused vacation time to all our NEOs. We do not offer our employees a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2016, none of the NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more. In the future, we may provide perquisites or other personal benefits to our executive officers where we believe it serves a sound business purpose. We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation and leadership committee.
Business Highlights for 2016
Our 2016 product achievements were revolutionary for GoPro. In 2016, GoPro unveiled new cloud-connected HERO5 cameras, a cloud-based subscription service, and video editing applications that when used together, make capturing, creating and sharing content a seamless experience for our customers. We also introduced Karma, GoPro’s compact, fits-in-a-small backpack drone and image stabilization grip, and Omni, GoPro’s six-camera spherical array for capturing VR content. These launches were the result of significant investment in innovative products and services that all work together to provide our users with an end-to-end storytelling solution. We plan to build upon these integrated solutions to continue to provide an exceptional user experience. Highlights include the following:

•
We released the cloud connected HERO5 Black and HERO5 Session cameras along with a new ecosystem of mountable, wearable and voice activated accessories.  The HERO5 line of cameras are waterproof (without a housing), shoot in 4K at 30 frames per second and also feature multi-language voice control, electronic image stabilization, and have built-in Wi-Fi and Bluetooth providing connectivity with mobile devices to enable remote control, content viewing, editing and sharing functionality;

•	We launched GoPro Plus, a cloud-based storage solution that enables subscribers to easily access, edit and share content;

•
We launched the Quik mobile and desktop editing applications – awesome edits made easy – to enable users to quickly produce high-quality videos that are fun to create and easy to share across multiple platforms. In 2016, the Quik App was downloaded 12 million times and users shared more than 27 million times; and

•
We launched Omni, GoPro's synchronized six-camera spherical array that produces high-resolution, 360-degree images and works seamlessly with our Kolor stitching software to produce immersive content for vitual reality.

Other financial and operational highlights included the following:

•	We shipped 4.8 million cameras, with 2.3 million cameras shipped in the fourth quarter of 2016. Since 2009, we have shipped over 25 million HERO cameras;

•	Sales outside of the United States represented 53% of our revenue in 2016, compared to 52% in 2015 and 43% in 2014;

•	China with its large consumer market potential remains a top-ten country for GoPro;

•	Social media views of GoPro content in 2016 reached approximately 238 million, up over 40% year-over-year, driven by a 60% year-over-year increase in Facebook views;

•	According to YouTube, the equivalent of twenty-two years of content with GoPro in the title, description or keyword was uploaded to YouTube in 2016, a year-over-year increase of 35%; and

•	The hours of GoPro-related content watched on YouTube in 2016 increased 86% year-over-year to approximately 78 million hours.
Executive Compensation Decisions for 2016
2016 was a year of revolution with respect to product investment and development. We are proud of the many product achievements described above which reflect our employees’ and executives’ successful focus on delivering the products and services that delight our users, and which we believe will drive camera and drone sales. We strive to bring value to our stockholders through this focus on products as well as operational excellence. In this regard, we must also acknowledge that 2016 was a challenging year financially given production issues that delayed unit shipments of our HERO5 Black cameras in the third and fourth quarters of 2016, and also the recall of our Karma drone which returned to shelves in February 2017. The financial targets set by our board of directors were not fully achieved and our stock price did not recover. Decisions related to base salaries, bonus payouts and equity grants reflect our challenges as well as our product achievements.
Base Salary
In 2016, the compensation and leadership committee did not adjust the base salary of Mr. Woodman nor Mr. Bates as 2015 performance did not warrant a change and their base salaries were deemed market competitive. In March 2016, Mr. McGee was promoted from Vice President of Finance to Chief Financial Officer and his base salary was increased to $350,000 to align with the market for his position and the accountability of his new role. The compensation and leadership committee also reviewed Ms. Zezima’s base salary in February 2016 and, based on its understanding of the competitive market, as well as her performance as evaluated by our Chief Executive Officer, approved an increase in her base salary to $340,000. Mr. Lazar’s base salary was not reviewed as he terminated his employment effective March 11, 2016.
The base salaries of our NEOs during 2016 are set forth in the “Summary Compensation Table” below.
Annual Cash Bonuses
In February 2017, the compensation and leadership committee decided to award cash bonus opportunities to our executive officers, including our NEOs. The CLC used its authority to select performance measures and related target levels applicable to the annual cash bonus opportunities for our executive officers and did so for 2016 (the “2016 Bonus Plan”). Awards under the 2016 Bonus Plan are subject to the Company’s Executive Bonus Plan, which was approved by our stockholders in 2015.
Under the 2016 Bonus Plan, the performance measures involving our financial results could be determined in accordance with GAAP, or such financial results could consist of non-GAAP financial measures, subject to adjustment by the compensation and leadership committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the performance measures had been met. Individual performance would be based on a review of each executive officer’s actual performance during the year by our Chief Executive Officer including any factors that he determined to be relevant and provided to the compensation and leadership committee for its consideration.
Target Bonus Opportunities
For 2016, the target annual cash bonus opportunities for each of our NEOs under the 2016 Bonus Plan, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	Annual Base Salary ($)	Target Bonus Opportunity (as a percentage of base salary) (%)	Target Bonus Opportunity ($)
Nicholas Woodman	800,000	150	1,200,000
Anthony Bates	800,000	100	800,000
Jack Lazar(1)	400,000	N/A	N/A
Brian McGee	350,000	71.7(2)	247,917(2)
Sharon Zezima	340,000	59.2(2)	198,092(2)

(1)	Mr. Lazar terminated employment in March 2016.
(2)	Pro-rated based on salary change in February 2016.
The target annual cash bonus opportunities of our executive officers, including the NEOs, focused on our short-term financial objectives as reflected in our annual operating plan while, at the same time, allowed for recognition of individual contributions toward achievement of those objectives and the successful execution of each executive’s individual roles and responsibilities. The target bonus opportunities differ among NEOs based on market data, position and level.
Corporate Performance Objectives
For purposes of the 2016 Bonus Plan, the compensation and leadership committee selected revenue, non-GAAP gross margin and non-GAAP bonus plan operating expense as the corporate performance measures. Each of these corporate performance measures was weighted as follows:

Corporate Performance Measure	2016 Target Level
Revenue	$1.5 billion
Non-GAAP Gross Margin	42%
Non-GAAP Bonus Plan Operating Expense	$700 million
For purposes of the 2016 Bonus Plan, the non-GAAP corporate performance measures were to be calculated as follows:
“Non-GAAP gross margin” refers to gross margin, as calculated under GAAP, excluding the impact of stock-based compensation expense and the amortization of acquisition-related costs.
“Non-GAAP bonus plan operating expense” refers to operating expense as calculated under GAAP, excluding bonus expense and associated payroll tax, as well as the impact of stock-based compensation expense, acquisition-related costs and restructuring costs.

The compensation and leadership committee believed these performance measures were appropriate for our business because they provided a balance between generating revenue, managing our expenses and ensuring the profitability of our business, all of which the CLC believes most directly influence long-term stockholder value. Both revenue and gross margin were performance measures in 2015. However, given the amount of product investment expected in 2016 the CLC determined that close management of operating expenses was a priority, and therefore substituted operating expenses for operating profit as the appropriate corporate performance measure for the 2016 Bonus Plan. At the same time, the compensation and leadership committee established target performance levels for each of these measures at levels that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.
The threshold, target, and maximum levels of achievement for each corporate performance measure and their respective payment amounts, with the actual bonus payment with respect to each measure to be determined independently, were as follows:

Corporate Performance Measure	Performance Measure Weight (%)	Threshold Performance Level	Threshold Payment Level (%)	Target Performance & Payment Level (%)	Maximum Performance Level	Maximum Payment Level (%)
Revenue	40	Above 85%	20	100	Above 113%	200
Gross Margin (Non-GAAP)	40	Above 90%	20	100	Above 113%	200
Bonus Plan Operating Expense (Non-GAAP)	20	Less than 101%	20	100	Less than 95%	130

Corporate Performance Measure	Performance Measure Weight (%)	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Revenue	40	1.3 billion	1.5 billion	1.7 billion
Gross Margin (Non-GAAP)	40	37%	42%	47%
Bonus Plan Operating Expense (Non-GAAP)	20	644 million	699 million	706 million
In the event actual performance results are between the threshold and target, and between target and maximum performance levels, the payment amount was to be calculated between each performance level on a linear basis. Notwithstanding the foregoing, the compensation and leadership committee retains the discretion to decrease any bonus, or increase any bonus beyond the amount calculated pursuant to this table, up to an amount not exceeding 130% of actual investment.
Individual Performance
After the end of the year, our Chief Executive Officer evaluated each executive officer’s individual performance based on his assessment of the officer’s individual results and contributions to our executive team, recommended a total bonus payout based on corporate performance results as calculated under the plan and individual contribution to such corporate performance results, and then submitted these recommendations to the compensation and leadership committee for review and approval. In the case of our Chief Executive Officer, his performance was evaluated and payment was determined by the compensation and leadership committee. Bonus payments under the 2016 Bonus Plan could not exceed 130% of each executive officer’s target annual cash bonus opportunity based on performance versus the corporate financial performance metrics identified above.
2016 Performance Results and Bonus Decisions
In February 2017, the compensation and leadership committee determined that, based on actual 2016 performance with respect to each corporate performance measure, weighted and combined payout results were at 45% of target bonus opportunities, reflecting achievement of 80% of the revenue target, 95% of the gross margin target and 98% of the operating expense target. Reconciliations of GAAP to the non-GAAP gross margin and non-GAAP bonus plan operating expense corporate performance measures are set forth in Appendix A.

Based on its review of our overall corporate performance, and assessment of our Chief Executive Officer’s individual performance in relation to our product successes and product challenges for 2016, the CLC approved a bonus payment of 25% of target for Mr. Woodman, which was below the Company’s combined results of 45% of target. The CLC also approved our Chief Executive Officer’s recommendations for bonus payments to Mr. McGee and Ms. Zezima at 58%; the maximum 130% of the Company’s combined results of 45%. Their payments reflect their contributions toward our product and corporate results as member of GoPro’s executive team as well as attainment of individual objectives related to their respective finance and legal functions. The payouts were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity ($)	Actual Annual Cash Bonus Payment ($)	Percentage of Target Annual Cash Bonus Opportunity
Nicholas Woodman	1,200,000	300,000	25%
Anthony Bates(1)	800,000	N/A	N/A
Jack Lazar (2)	N/A	N/A	N/A
Brian McGee(3)	247,917(3)	143,291	58%
Sharon Zezima(3)	198,092(3)	114,797	58%

(1)	Mr. Bates terminated employment December 31, 2016.
(2)	Mr. Lazar terminated employment March 11, 2016.
(3)	Pro-rated based on salary and bonus target changes in February 2016.
The annual cash bonuses paid to our NEOs for 2016 are also set forth in the “Summary Compensation Table” below, under the column “Non-Equity Incentive Plan Compensation.”
Long-Term Incentive Compensation
Equity Awards for Named Executive Officers
In February 2016, Mr. McGee and Ms. Zezima were awarded options to purchase shares of our Class A common stock and RSUs that may be settled in shares of our Class A common stock. Mr. McGee and Ms. Zezima’s awards were based on the competitive market for their respective roles, contributions in 2015 and expected long-term contributions to GoPro. In May and June, Mr. Bates was awarded options to purchase shares of our Class A common stock and RSUs that may be settled in shares of our Class A common stock to ensure his retention in hopes of his expected long-term contributions to the company. The CLC did not grant Mr. Woodman an equity award in 2016 based on 2015 performance results and the belief that as GoPro’s founder and majority stockholder Mr. Woodman’s interests continue to be well aligned with those of our stockholders.
In 2016, the compensation and leadership committee engaged Compensia to review the various long-term incentive vehicles used by our peers and determined that using a mix of 50% stock options and 50% RSUs continues to be the best approach for GoPro to attract and retain key talent in our industry and align our executive officers’ interests with the long-term interests of our stockholders.
The equity awards granted to our NEOs in 2016 are set forth in the “Summary Compensation Table” and the “2016 Grants of Plan-Based Awards Table” below.
Severance and Change in Control Arrangements
Employment Arrangements
We have extended written employment offer letters to each of our executive officers, including our Chief Executive Officer and our other NEOs. Each of these arrangements was approved on our behalf by our board of directors or the compensation and leadership committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In entering into these arrangements, our board of directors or the compensation and leadership committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing environment. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our board of directors or the compensation and leadership committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements provides for “at will” employment and sets forth the initial or ongoing compensation arrangements for the NEO, including an initial or ongoing base salary, a target annual cash bonus opportunity, and, in some instances, a recommendation for an equity award in the form of stock options or RSUs.
For a summary of the material terms and conditions of the employment arrangements with each of our NEOs, see “Employment, Severance and Change in Control Agreements” below.
Post-Employment Compensation
In January 2014, we adopted a change in control and severance policy, with benefits tied to a qualifying termination in the event of a change in control applicable to our executive officers and certain other employees pursuant to which each individual entered into a written agreement governing such situations. We believe that the severance policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. Second, it also helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the pendency or negotiation of a change in control transaction, which we believe would help to preserve our value and the potential benefit to be received by our stockholders in the transaction. Finally, the severance policy is easier for us to administer than individually negotiated severance agreements, as it requires less time and expense in negotiation or execution.
The severance policy contemplates that the payments and benefits in the event of a change in control of our company are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the NEO execute a release of claims in our favor.
As a result of this policy, we subsequently entered into change in control severance agreements with each of our executive officers, including each of our NEOs.
The agreements with our executive officers, including each of our NEOs (other than our Chief Executive Officer) require us to provide certain payments and benefits upon a qualifying termination of employment, which includes a termination of employment without cause or where the NEO resigns with good reason, within three months preceding or 12 months following a change in control of our company. The receipt of these payments and benefits are contingent upon the NEO’s execution, delivery, and non-revocation of a release and waiver of claims satisfactory to us following the separation from service. In addition, for six months following termination of employment, and as a condition to the payments and benefits, the NEO must cooperate with any transition efforts that we request and must not disparage us, or our directors, officers, or employees.
We entered into an employment letter with Mr. Woodman in June 2014, the terms of which supersede in their entirety the change in control and severance agreement he executed in January 2014. For descriptions of the change in control severance arrangements with each of our NEOs see “Estimated Payments and Benefits as of December 31, 2016” below.
Employment, Severance and Change in Control Agreements
Arrangements with Mr. Woodman
Under his employment letter dated June 2, 2014, Mr. Woodman is eligible to receive severance payments and benefits upon a qualifying termination of employment, including a termination of employment in connection with a change in control of our company. In addition, the grant terms of the outstanding RSUs held by our Chief Executive Officer provide for vesting and acceleration pursuant to a provision that supersedes any acceleration that would have been provided under his employment letter.
If Mr. Woodman’s employment is terminated by us for any reason other than cause or he resigns for good reason prior to a change in control of GoPro, he will be eligible to receive:

•	a single lump sum payment equal to the sum of 12 months of his then-current base salary and target bonus (assuming a 150% achievement threshold);

•	an additional payment equal to the pro-rata portion of his actual target bonus for the year of his termination of employment; and

•	continuation of benefits under COBRA for 12 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to that amount).
If Mr. Woodman’s employment is terminated by us for any reason other than cause or he resigns for good reason within 24 months following a change in control of GoPro, he will be eligible to receive:

•	a single lump sum payment equal to the sum of 24 months of his then-current base salary and target bonus (assuming a 150% achievement threshold);

•	an additional payment equal to the pro-rata portion of his actual target bonus for the year of his termination of employment;

•	full accelerated vesting of all of the shares of our common stock subject to his then-outstanding equity awards (other than his Initial RSU award granted in June 2014), if any; and

•	continuation of benefits under COBRA for 18 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to that amount).
These payments and benefits are conditioned on Mr. Woodman’s execution and delivery of an irrevocable release to us within the 60 days following his termination of employment.
Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. Woodman retains, on an after-tax basis, the greatest amount of these payments.
In June 2014, our board of directors granted Mr. Woodman RSUs that may be settled for up to 4,500,000 shares of our Class B Common Stock, subject to vesting in tranches of 1,500,000 shares each (the “Woodman RSU Award”), as further described in the footnotes to the “Outstanding Equity Awards” table. The Woodman RSU Award further provides that, upon a change in control that occurs prior to the termination of his services, a portion of the second tranche of the Woodman RSU Award will vest (regardless of any service-based vesting conditions) to the extent that the acquisition price per share of the transaction exceeds the initial public offering price of our common stock, such that the second tranche will fully vest if the acquisition price exceeds $34.03 per share. Similarly, a portion of the third tranche of this RSU award will vest (regardless of any service-based vesting conditions) to the extent that the acquisition price per share exceeds $34.03, such that the third tranche will fully vest if the acquisition price exceeds $44.24 per share.

Arrangements with Mr. Bates
Mr. Bates terminated employment as our President effective December 31, 2016. In connection with Mr. Bates’ departure, he received the severance benefits described below in “Estimated Payments and Benefits as of December 31, 2016.” Mr. Bates remains a member of GoPro’s board of directors.
Pursuant to his Separation Agreement and Release of Claims dated December 15, 2016, in connection with his departure Mr. Bates received the following payments and benefits:

•	$800,000, representing 12 months of his then-current base salary;

•	$800,000, representing an amount equal to his target annual bonus for 2016;

•	$800,000, representing an amount equal to his target annual bonus for 2017;

•	If elected, $36,000 representing $3,000 per month for 12 months in lieu of employee benefits;

•	Vesting accelerated on 25% of the shares initially subject to each of Mr. Bates’ equity grants; and

•
Additionally, subject to his continuing to serve as a member of GoPro’s board of directors, Mr. Bates will continue vesting as to 25% of his remaining outstanding and unvested equity awards per the original vesting schedule of the award, which vesting will accelerate upon a change in control to the extent still outstanding at that time.

Arrangements with Mr. McGee
In September 2015, we entered into an employment offer letter with Mr. McGee. Among other things, this letter provided that, subject to the approval of the board of directors, Mr. McGee would be granted an option to purchase 30,000 shares of our Class A common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of his commencement of employment and thereafter in equal monthly installments over 36 months thereafter, subject to his continuous employment as of each vesting date. The letter also provided subject to the approval of the board of directors, a grant of 15,000 RSUs which will vest in four equal annual installments of 25% each based on continuous service.
Under his change in control and severance agreement dated September 28, 2015, in the event that we terminate his employment for any reason other than cause or he voluntarily resigns his employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Mr. McGee is eligible to receive severance payments and benefits as follows:

•	12 months of his then-current base salary;

•	100% of his target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Mr. McGee will accelerate and become vested and exercisable in full immediately prior to his separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. McGee retains, on an after-tax basis, the greatest amount of these payments.
Arrangements with Ms. Zezima
In August 2013, we entered into an employment offer letter with Ms. Zezima. Among other things, this letter provided that, subject to the approval of the board of director, Ms. Zezima would be granted an option to purchase 75,000 shares of our Class B common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of her commencement of employment and thereafter in equal monthly installments over 36 months thereafter, subject to her continuous employment as of each vesting date.
Under her change in control and severance agreement dated January 13, 2014, in the event that we terminate her employment for any reason other than cause or she voluntarily resigns her employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Ms. Zezima is eligible to receive severance payments and benefits as follows:

•	12 months of her then-current base salary;

•	100% of her target annual bonus or, if greater, her most recent actual annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Ms. Zezima will accelerate and become vested and exercisable in full immediately prior to her separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Ms. Zezima retains, on an after-tax basis, the greatest amount of these payments.
Severance and change in control arrangements for all NEOs who currently serve as executive officers are set forth in the “Estimated Payments and Benefits as of December 31, 2016” table below.
Arrangements with Mr. Lazar
Mr. Lazar terminated his employment as our Chief Financial Officer effective March 11, 2016. Pursuant to his amended change in control severance agreement dated June 8, 2014, in connection with his departure Mr. Lazar received the following payments and benefits:

•	$400,000, representing 12 months of his then-current base salary;

•	$388,336, representing an amount equal to his annual bonus for 2015;

•	$36,000, representing $3,000 per month for 12 months in lieu of employee benefits; and

•	continued vesting of his then-outstanding and unvested equity awards subject to his providing services as a consultant until March 10, 2017.
Further Considerations for Setting Executive Compensation
Compensation-Setting Process
Role of the Compensation and Leadership Committee
The compensation and leadership committee is responsible for establishing our overall compensation philosophy and reviewing and approving our executive compensation program, including the specific compensation of our executive officers, including our NEOs. The compensation and leadership committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers and has retained a compensation consultant, Compensia, as discussed below. The compensation and leadership committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://investor.gopro.com.
In determining our overall compensation philosophy and approving the compensation of our executive officers, the compensation and leadership committee is assisted by its compensation consultant, as well as our Chief Executive Officer, Senior Vice President, People, and our executive compensation staff to formulate recommendations with respect to specific compensation actions. The compensation and leadership committee makes all final decisions regarding compensation, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards that are earned over a multi-year period. The compensation and leadership committee meets on a regularly-scheduled basis and at other times as needed and periodically reviews compensation matters with our board of directors.
At the beginning of each year, the compensation and leadership committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation and leadership committee may make any necessary or appropriate modifications to our existing plans and arrangements or adopt new plans or arrangements.

The compensation and leadership committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation and leadership committee reviews market trends and changes in competitive compensation practices, as further described below.
The factors to be considered by the compensation and leadership committee in determining the compensation of our executive officers, including our NEOs, include:

•	the recommendations of our Chief Executive Officer, and Senior Vice President, People (except with respect to their own compensation) as described below;

•	our corporate growth and other elements of financial performance;

•	our corporate and individual achievements against one or more short-term and long-term performance objectives;

•	the individual performance of each executive officer against his or her business objectives;

•	a review of the relevant competitive market analysis prepared by its compensation consultant (as described below);

•	the expected future contribution of the individual executive officer;

•	historical compensation decisions we have made regarding our executive officers; and

•	internal pay equity based on the impact on our business and performance.
The compensation and leadership committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in making its decisions. The members of the compensation and leadership committee consider this information in light of their individual experience, knowledge of GoPro, knowledge of each executive officer, knowledge of the competitive market and business judgment in making their decisions regarding executive compensation and our executive compensation program.
As part of this process, the compensation and leadership committee evaluates the performance of our Chief Executive Officer each year and makes all decisions regarding his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments and long-term incentives in the form of equity awards that are earned over a multi-year period. Our Chief Executive Officer is not present during any of the deliberations regarding his compensation.
Role of our Chief Executive Officer
Our Chief Executive Officer works closely with the compensation and leadership committee in determining the compensation of our other executive officers, including the other NEOs. Our Chief Executive Officer works with the compensation and leadership committee to recommend the structure of the annual bonus plan, and to identify and develop corporate and individual performance objectives for such plan, and to evaluate actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the compensation and leadership committee as described in the following paragraph and is involved in the determination of compensation for the executive officers who report to him.
At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers, including the other NEOs, for the previous year, and then shares these evaluations with, and makes recommendations to, the compensation and leadership committee for each element of compensation. Using his evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, our Chief Executive Officer makes recommendations regarding base salary adjustments, target annual cash bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards subject to multi-year vesting for each of our executive officers (other than himself) based on our financial and operating results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance goals. The compensation and leadership committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target compensation of each executive officer (other than our Chief Executive Officer), as well as each individual compensation element.
While the compensation and leadership committee will consider our Chief Executive Officer’s recommendations, as well as the competitive market analysis prepared by its compensation consultant, Compensia, these recommendations and market data serve as only two of several factors that the compensation and leadership committee considers in making its decisions with respect to the compensation of our executive officers. No executive officer participates in the determination of the amounts or elements of his or her own compensation.

Role of Compensation Consultant
Pursuant to its charter, the compensation and leadership committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist in carrying out its responsibilities. The compensation and leadership committee has the authority to make all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation and leadership committee.
In 2016, pursuant to this authority, the compensation and leadership committee engaged Compensia, a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation and leadership committee by Compensia in 2016 were as follows:

•	developed our compensation peer group;

•	provided advice with respect to compensation best practices, regulatory developments and market trends for executive officers and members of our board of directors;

•	conducted an analysis of long-term incentive equity practices for our peers and advised on design of our long-term incentive plans;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our board of directors;

•	provided design advice on our short-term annual incentive bonus plan; and

•	provided ad hoc advice and support throughout the year.
Representatives of Compensia attend meetings of the compensation and leadership committee as requested and also communicate with the compensation and leadership committee outside of meetings. Compensia reports to the compensation and leadership committee rather than to management, although Compensia may meet with members of management, including our Chief Executive Officer, our Senior Vice President, People, and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the compensation and leadership committee.
The compensation and leadership committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the NASDAQ Stock Market, and has concluded that its relationship with Compensia and their respective work on behalf of the compensation and leadership committee has not raised any conflict of interest.
Competitive Positioning
Given our unique history and business, market competitors and geographical location, the compensation and leadership committee believes that the competitive market for executive talent includes publicly traded technology companies, including Internet-based product and services companies. Accordingly, it develops a compensation peer group to contain a carefully-selected cross-section of public companies using factors described below, with revenues and market capitalizations that are similar to ours and that may also compete in a similar market for executive talent.
Compensation Peer Group
In November 2015, the compensation and leadership committee directed Compensia to formulate a group of peer companies to be used as a reference for market positioning and for assessing competitive market practices in connection with making 2016 executive compensation decisions. Compensia undertook a detailed review of the pool of U.S.-based publicly-traded companies, taking into consideration our industry sector, the size of such companies (based on revenues and market capitalization) relative to our size and growth rate, and the following additional factors:

•	the comparability of the company’s business model;

•	the comparability of the company’s revenue and market capitalization;

•	the comparability of the company’s primary sales channels, including via the Internet;

•	the company’s consumer products and/or business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).
Following this review, Compensia recommended to the compensation and leadership committee a peer group of 18 information technology and consumer-oriented companies, which the compensation and leadership committee subsequently approved. The selected companies had revenues ranging from $845 million to $4.2 billion and market capitalizations ranging from $1.3 billion to $20.3 billion, which were comparable peers at the time of selection. The compensation and leadership committee reviewed the compensation data drawn from the compensation peer group to develop a representation of the “competitive market” specifically tailored to GoPro with respect to current executive compensation levels and related policies and practices. The compensation and leadership committee then evaluated how its contemplated compensation actions and decisions compared to the competitive market.
The companies comprising the compensation peer group were as follows:

Akamai Technologies	Lending Club	Skyworks Solutions
Dealertrack Technologies	Logitech	Solera Holdings
F5 Networks	Palo Alto Networks	Trip Advisor
Fitbit	Pandora Media	Twitter
Fortinet	Rackspace Hosting	Workday
Garmin	Red Hat	Zebra Technologies
IPG Photonics	ServiceNow
This peer group was referenced and informed executive compensation decisions including setting of base salary, annual bonus targets and equity grants made in February 2016. Due to the decrease in GoPro’s market capitalization, Compensia was engaged to complete a new study of peers in March 2016. A revised group of 16 peers was approved by the compensation and leadership committee in May which informed compensation decisions through the remainder of 2016 and into 2017, including evaluation of vehicles for long term incentives. The revised selection of companies had revenues ranging from $810 million to $4.0 billion and market capitalizations ranging from $400 million to $6.5 billion.
The companies comprising the revised compensation peer group were as follows:

Cirrus Logic	Pandora Media	Stratasys
Fitbit	Plantronics	Super Micro Computer
Garmin	Polycom	Synaptics
IPG Photonics	Rackspace Hosting	Zebra Technologies
LendingClub	Shutterfly
Logitech	Square
The compensation and leadership committee does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, using solely benchmarking as guidance. The committee, however, does believe that information regarding the compensation practices at our compensation peer group is useful in two respects. First, the compensation and leadership committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages.

Other Compensation Policies
Compensation Recoupment Policy
In 2016, we adopted a compensation recoupment policy applicable to cash incentive-based compensation awards paid to our executive officers. In the event of a substantial restatement of financial results filed with the Securities and Exchange Commission, the policy permits the board, if the board determines appropriate under the circumstances, to seek recovery of all or any portion of the incentive awards paid or awarded to an executive officer in excess of the awards that would have been paid or awarded based on the restated financial results and the executive officer engaged in fraud or intentional illegal conduct that materially contributed to the restatement.
In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as applicable to all public companies, we may be legally required to seek reimbursement from our Chief Executive Officer and Chief Financial Officer if, as a result of their misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.
Equity Incentive Award Grant Policy
It is our policy to avoid the granting of equity awards close in time to the release of material non-public information, and we have adopted a written equity incentive award grant policy to specify the timing of the effectiveness of our equity awards to avoid such timing. This policy provides the following guidelines to be observed by the compensation and leadership committee and our board of directors in administering the grant of equity awards under our equity compensation plans:

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our board of directors has delegated to the compensation and leadership committee the express authority to administer our 2014 Equity Incentive Plan (the “2014 Plan”), including the authority to grant awards under the 2014 Plan;

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our board of directors has delegated to the equity management committee (a committee consisting solely of our Chief Executive Officer) the non-exclusive authority to grant equity awards to employees below the level of executive staff vice president where the awards fall within standard guidelines approved by the compensation and leadership committee and subject to a limitation on the number of shares of our common stock that may be granted in any year;

•
if the equity management committee approves equity awards on or before the 15th day of the month, the awards will be granted effective as of the 15th day of that month, and if it approves such equity awards after the 15th of the month, the grant date for these awards will be the approval date;

•
all equity awards granted outside the equity management committee guidelines or to our employees at or above the level of vice president who serve on the Company’s executive staff must be approved by the compensation and leadership committee; and

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all equity awards to the non-employee members of our board of directors, other than newly appointed directors, will be granted automatically in accordance with the terms of our Director Compensation Policy. Grants to newly appointed directors follow the terms of the Director Compensation Policy.

Under our 2014 Plan, the exercise price of any option to purchase shares of our Class A common stock may not be less than the fair market value (based on the market closing price) of our Class A common stock on the date of grant.
Stock Ownership Guidelines
In 2016, our board of directors adopted a stock ownership policy to better align the interests of our CEO, President, and our non-employee directors with the interests of our stockholders. Pursuant to our policy, our CEO and President are each required to achieve ownership of GoPro common stock valued at five times and three times their annual base salary, respectively. Our non-employee directors are required to achieve ownership of GoPro common stock valued at five times the amount of the annual retainer payable to directors within five years of joining the Board. The ownership levels of our 2016 NEOs as of March 31, 2016 are set forth in the beneficial ownership table section.
Derivatives Trading and Hedging and Pledging Policies
We have adopted a policy prohibiting our employees, including our executive officers, and members of our board of directors from speculating in our equity securities, including the use of short sales or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging or monetization transactions or trading on margin and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer, or member of our board of directors may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. The adoption, amendment, termination and certain other actions with respect to Rule 10b5-1 plans must comply with the terms of our Policy on Securities Trades by GoPro, Inc. Personnel and the GoPro, Inc. Requirements for Trading Plans.
Frequency of Say-on-Pay Advisory Vote
As previously reported, at our 2015 annual meeting of stockholders, our stockholders selected, on a non-binding advisory basis, three years as the frequency at which GoPro will hold a non-binding advisory vote to approve the compensation to be paid by us to our NEOs. Based on these results, our board of directors has determined that we will conduct future stockholder advisory votes regarding compensation awarded to our NEOs once every three years. This policy will remain in effect until the next stockholder vote on the frequency of stockholder advisory votes on the compensation of NEOs, expected to be held at our 2021 annual meeting of stockholders.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based” compensation within the meaning of the Code or qualifies for a different exemption. In this regard, the compensation income realized upon the exercise of options to purchase shares of the granting company’s securities granted under a stockholder-approved stock option plan generally will be deductible. Conversely, the compensation income realized upon the vesting of RSUs that are subject to time-based vesting requirements generally will not be deductible since such awards do not qualify as “performance-based” compensation. Certain of the cash bonus awards under the 2016 Bonus Plan may not be entitiled to a deduction for payments made in 2017.
The compensation and leadership committee seeks to qualify the incentive compensation paid to the covered executive officers for the “performance-based” compensation exemption from the deduction limit under Section 162(m) when it believes such action is in our best interests. In approving the amount and form of compensation for our executive officers, the compensation and leadership committee believes that the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the compensation and leadership committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. For that reason, the compensation and leadership committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. While we obtained approval of our Executive Bonus Plan for purposes of Section 162(m) at the 2015 Annual Meeting, we reserve the right to structure awards (including the interplay of awards and employment agreements) in a manner that is not deductible in order to achieve our recruiting and retention objectives.
Taxation of Nonqualified Deferred Compensation
Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the compensation and leadership committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2016 and going forward we have not agreed and are not otherwise obligated to provide any executive officers, including any NEO, with such a “gross-up” or other reimbursement payment.
Accounting for Stock-Based Compensation
The compensation and leadership committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.
FASB ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock units that may be settled for shares of our common stock to our executive officers, based on their fair values.
FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).
Compensation-Related Risks
Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. The compensation and leadership committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2016, our compensation and leadership committee conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on us.

Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our NEOs for 2016, 2015 and 2014.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation ($)	Total
		($)	($)(1)	($)(2)	($)(3)		($)
Nicholas Woodman,	2016	800,000	—	—	300,000	113,255(4)	1,213,255
Chief Executive Officer	2015	805,128	—	—	—	89(5)	805,217
	2014	800,000	74,686,050	—	1,893,600	47,525(6)	77,427,175
Anthony Bates,(7)	2016	800,000	4,966,912(8)	4,320,049(9)	—	2,663,159(10)	12,750,120
former President	2015	805,128	795,302	913,868	—	10,689(11)	2,524,987
	2014	462,222	4,576,982	21,821,844	715,520	10,400(12)	27,586,968
Brian McGee, (13)	2016	345,769	428,400	417,352	143,291	3,508(14)	1,338,320
Chief Financial Officer
Sharon Zezima,(15)	2016	334,616	309,829	301,872	114,797	45,205(16)	1,106,319
General Counsel	2015	290,494	298,238	296,662	43,000	11,189(17)	939,583
	2014	275,000	—	—	166,980	10,400(18)	452,380
Jack Lazar, (19)	2016	76,923	—	—	—	872,152(20)	949,075
former Chief Financial	2015	398,013	795,302	913,868	—	11,189(21)	2,118,372
Officer	2014	328,125	1,622,000	7,989,124	388,336	10,400(22)	10,337,985

(1)
The amounts reported in this column represent the aggregate grant date value of RSUs made to the NEO in 2016, 2015 and 2014 computed in accordance with the FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The grant date fair value for RSUs is measured based on the closing fair market value of GoPro’s common stock on the date of grant. Note that the amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEO.

(2)
The amounts reported in this column represent the aggregate grant date value of option awards made to the NEO in 2016, 2015 and 2014 computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 7 to the audited financial statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these options and do not correspond to the actual economic value that may be received by the NEO.

(3)
The amounts reported in this column represent the NEO’s annual cash bonus awards, which for 2016, 2015 and 2014, we awarded under the 2016 Executive Bonus Plan, the 2015 Executive Bonus Plan, and the 2014 Executive Bonus Plan, respectively, based on the compensation and leadership committee’s determination of individual and overall company performance.

(4)	The amount reported represents $138 as the value of corporate merchandise and a $113,117 one-time payout of vacation time due to adoption of all employee discretionary time off program.
(5)	The amount reported represents $89 as the value of corporate merchandise.
(6)	The amount reported includes reimbursement of Mr. Woodman’s legal fees incurred in connection with entering into his June 2014 employment agreement and the value of corporate merchandise.
(7)	Mr. Bates began employment with us as our President in June 2014 and terminated employment in December 2016.
(8)
In addition to the grant date fair value of $3,841,806 for the stock award granted in 2016, the reported amount includes the incremental fair value of $1,125,106 for stock awards associated with the modification of Mr. Bates’ outstanding stock awards on December 31, 2016, in connection with the termination of Mr. Bates’ employment. Mr. Bates’ outstanding stock awards were modified to allow him to continue to vest in an additional 25% of the shares initially subject to each previously granted stock award after such termination, if and so long as Mr. Bates continues to serve on our board of directors.

(9)
In addition to the grant date fair value of $3,267,510 for the option award granted in 2016, the reported amount includes the incremental fair value of $1,052,539 for option awards associated with the modification of Mr. Bates’ outstanding option awards on December 31, 2016, in connection with the termination of Mr. Bates’ employment. Mr. Bates’ outstanding option awards were modified to allow him to continue to vest in an additional 25% of the shares initially subject to each previously granted option award after such termination, if and so long as Mr. Bates continues to serve on our board of directors.

(10)
The amount reported represents $109 as the value of corporate merchandise, a $92,309 one-time payout of vacation time due to adoption of all employee discretionary time off program, $10,600 matching 401(k) account contributions, $131,150 paid compensation in lieu of notice and $2,428,991 in accrued severance and COBRA payments per Mr. Bates’ separation agreement reported on December 14, 2016.

(11)	The amount reported represents $10,600 matching 401(k) account contributions and $89 as the value of corporate merchandise.
(12)	The amount reported represents matching 401(k) account contributions.
(13)	Mr. McGee was appointed Chief Financial Officer in March 2016.

(14)	The amount reported represents $138 as the value of corporate merchandise and a $3,370 one-time payout of vacation time due to adoption of all employee discretionary time off program.
(15)	Ms. Zezima began employment with us as General Counsel in September 2013.
(16)
The amount reported represents $138 as the value of corporate merchandise, a $33,967 one-time payout of vacation time due to adoption of all employee discretionary time off program, $10,600 matching 401(k) and $500 in charitable contribution matching.

(17)	The amount reported includes $10,600 in matching 401(k) account contributions, $89 as the value of corporate merchandise and $500 in charitable contribution matching.
(18)	The amount reported represents matching 401(k) account contributions.
(19)	Mr. Lazar began employment with us as our Chief Financial Officer in January 2014 and terminated employment in March 2016.
(20)
The amount reported represents a $43,012 one-time payout of vacation time due to adoption of all employee discretionary time off program, $4,804 matching 401(k) account contributions and $824,336 in severance and COBRA payments per Mr. Lazar's separation agreement reported on February 3, 2016.

(21)	The amount includes $10,600 in matching 401(k) contributions, $89 as the value of corporate merchandise and $500 in charitable contribution matching.
(22)	The amount reported represents matching 401(k) account contributions.

Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made in 2016 for each of our NEOs under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table. All options and stock awards represented in the table below were granted pursuant to our 2014 Plan, unless otherwise noted.

							All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name			Grant Date

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Award Type	Approval Date		Threshold ($)(1)	Target ($)	Maximum ($)(2)
Nicholas Woodman	Cash	—	—	240,000	1,200,000	2,232,000	—	—	—	—
Anthony Bates	Cash	—	—	—	—	—	—	—	—	—
	RSU	5/4/2016	5/4/2016	—	—	—	374,446(4)	—	—	3,841,806
	RSU	5/4/2016	5/4/2016	—	—	—	93,611	—	—	815,352(5)
	RSU	—	6/3/2014	—	—	—	31,094	—	—	270,820(6)
	RSU	—	2/9/2015	—	—	—	4,470	—	—	38,934(7)
	Option	5/4/2016	6/6/2016	—	—	—	—	715,649(8)	10.92	3,267,510
	Option	5/4/2016	6/6/2016	—	—	—	—	178,912	10.92	541,276(9)
	Option	—	6/3/2014	—	—	—	—	284,638	18.40	506,790(10)
	Option	—	2/9/2015	—	—	—	—	9,252	44.48	4,473(11)
Brian McGee	Cash	—	—	60,000	300,000	558,000	—	—	—	—
	RSU	—	2/3/2016	—	—	—	40,000(12)	—	—	428,400
	Option	—	2/3/2016	—	—	—	—	86,800(13)	10.71	417,352
Sharon Zezima	Cash	—	—	45,000	225,000	418,500	—	—	—	—
	RSU	—	2/11/2016	—	—	—	30,465(14)	—	—	309,829
	Option	—	2/11/2016	—	—	—	—	66,116(15)	10.17	301,872
Jack Lazar	Cash	—	—	—	—	—	—	—	—	—
	RSU	—	—	—	—	—	—	—	—	—
	Option	—	—	—	—	—	—	—	—	—

(1)
As set forth under our 2016 Bonus Plan, the threshold amount represents corporate financial performance (i) 85% achievement of the revenue target, (ii) 90% achievement of the gross margin (non-GAAP) target, and (iii) 101% achievement of operating expense target equaling a payment of 20% of target bonus opportunity.

(2)
As set forth under our 2016 Bonus Plan, the maximum amount represents corporate financial performance (i) above 113% achievement of the revenue target, (ii) above 113% achievement of the gross margin (non-GAAP) target, and (iii) below 95% achievement of operating expense target equaling a maximum payment of 186% of target bonus opportunity.

(3)
The amounts reported in this column represent the aggregate grant date value of each award computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock reported in the Option Awards column are set forth in Note 7 to the audited financial statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO.

(4)
The RSUs shall vest over a forty-four (44) month period, such that 4.55% of the shares subject to this Award shall vest on August 15, 2016, and 6.82% of the shares subject to this Award shall vest on each three-month anniversary thereafter, subject to Mr. Bates’ continuous status as an employee or service provider through each such date. Mr. Bates terminated employment on December 31, 2016 and remains a member of GoPro's board of directors. Pursuant to Mr. Bates' Separation Agreement vesting on 25% of the RSU's subject to the award (93,611 shares) was accelerated to December 31, 2016. 25% of the RSUs subject to the award (93,611 shares) shall continue to vest per the original vesting schedule of the award, serving as Mr. Bates' board compensation while his service continues, subject to acceleration upon a change in control as described in the section above “Arrangements with Mr. Bates.” The remaining 144,660 unvested RSUs were cancelled upon Mr. Bates’ employment termination.

(5)
The amount reported represents the incremental fair value of $815,352 associated with the modification of the RSU on December 31, 2016 in connection with the termination of Mr. Bates’ employment. Mr. Bates’ stock award was modified to allow him to continue to vest in an additional 25% of the shares initially subject to this equity award after such termination, if and so long as Mr. Bates continues to serve on our board of directors, subject to acceleration upon a change in control as described in the section above “Arrangements with Mr. Bates.”

(6)
The amount reported represents the incremental fair value of $270,820 associated with the modification of the RSU on December 31, 2016 in connection with the termination of Mr. Bates’ employment. Mr. Bates’ stock award was modified to allow him to continue to vest in an additional 25% of the shares initially subject to this stock award after such termination, if and so long as Mr. Bates continues to serve on our board of directors, subject to acceleration upon a change in control as described in the section above “Arrangements with Mr. Bates.” This stock award was granted pursuant to our 2010 Equity Incentive Plan.

(7)
The amount reported represents the incremental fair value of $38,934 associated with the modification of the RSU on December 31, 2016 in connection with the termination of Mr. Bates’ employment. Mr. Bates’ stock award was modified to allow him to continue to vest in an additional 25% of the shares initially subject to this stock award after such termination, if and so long as Mr. Bates continues to serve on our board of directors, subject to acceleration upon a change in control as described in the section above “Arrangements with Mr. Bates.”

(8)
The options shall vest over a forty-four (44) month period, such that 1/44th of the shares subject to this stock option shall vest on July 06, 2016, and 1/44th of the shares subject to this stock option shall vest on each monthly anniversary thereafter, subject to Mr. Bates’ continuous status as an employee or service provider through each such date. Mr. Bates terminated employment on December 31, 2016 and remains a member of GoPro's board of directors. Pursuant to Mr. Bates' Separation Agreement vesting on 25% of the options subject to the award (178,912 options) was accelerated to December 31, 2016. 25% of the options subject to the award (178,912 options) shall continue to vest per the original vesting schedule of the award, serving as Mr. Bates' board compensation while his service continues, subject to acceleration upon a change in control as described in the section above “Arrangements with Mr. Bates.” The remaining 260,236 unvested options were cancelled upon Mr. Bates employment termination.

(9)
The amount reported represents the incremental fair value of $541,276 associated with the modification of the option on December 31, 2016 in connection with the termination of Mr. Bates’ employment. Mr. Bates’ option award was modified to allow him to continue to vest in an additional 25% of the shares initially subject to this option award after such termination, if and so long as Mr. Bates continues to serve on our board of directors, subject to acceleration upon a change in control as described in the section above “Arrangements with Mr. Bates.”

(10)
The amount reported represents the incremental fair value of $506,790 associated with the modification of the option on December 31, 2016 in connection with the termination of Mr. Bates’ employment. Mr. Bates’ option award was modified to allow him to continue to vest in an additional 25% of the shares initially subject to this option award after such termination, if and so long as Mr. Bates continues to serve on our board of directors, subject to acceleration upon a change in control as described in the section above “Arrangements with Mr. Bates.” This option award was granted pursuant to our 2010 Equity Incentive Plan.

(11)
The amount reported represents the incremental fair value of $4,473 associated with the modification of the option on December 31, 2016 in connection with the termination of Mr. Bates’ employment. Mr. Bates’ option award was modified to allow him to continue to vest in an additional 25% of the shares initially subject to this option award after such termination, if and so long as Mr. Bates continues to serve on our board of directors, subject to acceleration upon a change in control as described in the section above “Arrangements with Mr. Bates.”

(12)
The RSUs shall vest over a four (4) year period, such that 25% of the RSUs shall vest in four equal annual installments commencing on the one-year anniversary of the Vesting Commencement Date of February 15, 2016, subject to Mr. McGee’s continuous status as an employee or service provider through each such date. Such RSUs shall accelerate and become vested subject to the terms of the Change in Control Severance Agreement entered into between Mr. McGee and GoPro.

(13)
The options shall vest over a four (4) year period, such that 25% of the shares subject to this stock option shall vest exactly twelve months after the Vesting Commencement Date of February 03, 2016, and that 1/48th of the shares subject to this Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Mr. McGee's continuous status as an employee or service provider through each such date. Such Options shall accelerate and become vested and exercisable subject to the terms of the Change in Control Severance Agreement entered into between Mr. McGee and GoPro.

(14)
The RSUs shall vest over a four (4) year period, such that 25% of the RSUs shall vest in four equal annual installments commencing on the one-year anniversary of the Vesting Commencement Date of February 15, 2016, subject to Ms. Zezima's continuous status as an employee or service provider through each such date. Such RSUs shall accelerate and become vested subject to the terms of the Change in Control Severance Agreement entered into between Ms. Zezima and GoPro.

(15)
The options shall vest over a four (4) year period, such that 25% of the shares subject to this stock option shall vest exactly twelve months after the Vesting Commencement Date of February 11, 2016, and that 1/48th of the shares subject to this Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Ms. Zezima’s continuous status as an employee or service provider through each such date. Such Options shall accelerate and become vested and exercisable subject to the terms of the Change in Control Severance Agreement entered into between Ms. Zezima and GoPro.

Outstanding Equity Awards at December 31, 2016
The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each NEO as of December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nicholas Woodman	—	—	—	—	500,000(2)	4,355,000
Anthony Bates	1,992,468(3)	284,638(3)	18.40	6/2/2024	31,094(4)	270,829
	9,253(5)	9,252(5)	44.48	2/8/2025	4,470(6)	38,934
	276,501(7)	178,912(7)	10.92	6/5/2026	93,611(8)	815,352
Brian McGee	9,375(9)	20,625(9)	28.54	10/14/2025	11,250(10)	97,988
	—	86,800(11)	10.71	2/2/2026	40,000(12)	348,400
Sharon Zezima	43,718(13)	10,938(13)	15.59	9/15/2023	5,029(14)	43,803
	6,360(15)	7,519(15)	44.48	2/8/2025	30,465(16)	265,350
	—	66,116(17)	10.17	2/10/2026	—	—
Jack Lazar	275,835(18)	375,000(18)	16.22	1/28/2024	50,000(19)	435,500
	—	37,011(20)	44.48	2/8/2025	17,880(21)	155,735

(1)
Represents the fair market value of a share of our common stock. For options granted pre-IPO, market value was determined by our board of directors on the grant date. For options granted after our IPO, market value is the closing price of our stock on date of grant.

(2)
The RSUs shall vest in three portions: (i) 1,500,000 (the “First Tranche”), (ii) 1,500,000 (the “Second Tranche”), and (iii) 1,500,000 (the “Third Tranche”), each as may be adjusted pursuant to Sections 2.2 and 11 of the 2014 Plan, as follows:

The First Tranche vested at grant; as the First Milestone Price and Second Milestone Price were satisfied on January 21, 2015 while Mr. Woodman was in Continuous Service, the Second Tranche vests in equal monthly installments over three years from the Grant Date as follows: (A) on the First Milestone Price Date, as to 1/36th of the Second Tranche for each full month of Mr. Woodman's Continuous Service from the Date of Grant through this First Milestone Price Date, and (B) any portion of the Second Tranche not vested on the First Milestone Price Date will vest after the First Milestone Price Date such that 1/36th of the Second Tranche will be vested at the end of each monthly anniversary of the Date of Grant following the First Milestone Price Date, and only for so long as Mr. Woodman remains in Continuous Service; the Third Tranche will vest in equal monthly installments over three years from the Date of Grant as follows: (A) on the Second Milestone Price Date, as to 1/36th of the Third Tranche for each full month of Mr. Woodman's Continuous Service from the Date of Grant through this Second Milestone Price Date, and (B) any portion of the Third Tranche not vested on the Second Milestone Price Date will vest after the Second Milestone Price Date such that 1/36th of the Third Tranche will be vested at the end of each monthly anniversary of the Date of Grant following the Second Milestone Price Date, and only for so long as Mr. Woodman remains in Continuous Service.

(3)
The options shall vest over a four (4) year period, such that 1/48th of the shares subject to this stock option shall vest on each monthly anniversary of the Vesting Commencement Date of June 2, 2014, subject to Mr. Bates' continuous status as an employee or service provider through each such date. Pursuant to Mr. Bates' Separation Agreement, vesting of 25% of the shares initially subject to this option award was accelerated on December 31, 2016. If and so long as Mr. Bates continues to serve on our board of directors, an additional 25% of the shares initially subject to this option award will continue to vest, with the number of shares vesting on each vesting date pursuant to the original vesting schedule.

(4)
The RSUs shall vest as follows: 6.25% of the total number of RSUs will vest on the 3-month anniversary of the Vesting Commencement Date of June 02, 2014, and 6.25% of the total number of RSUs will vest on each three-month anniversary thereafter, subject to Mr. Bates' continuous status as an employee or service provider through each such date. Pursuant to Mr. Bates' Separation Agreement, vesting of 25% of the shares initially subject to this RSU award was accelerated on December 31, 2016. If and so long as Mr. Bates continues to serve on our board of directors, an additional 25% of the shares initially subject to this RSU award will continue to vest, with the number of shares vesting on each vesting date pursuant to the original vesting schedule.

(5)
The options shall vest over a two (2) year period as follows: 1/24th of the shares shall vest on March 9, 2018, and 1/24th of the shares shall vest monthly thereafter, subject to Mr. Bates' continuous status as an employee or service provider through each such date. Mr. Bates terminated employment on December 31, 2016 and remains a member of GoPro's board of directors. Pursuant to Mr. Bates' Separation Agreement, vesting of 25% of the shares initially subject to this option award was accelerated on December 31, 2016. If and so long as Mr. Bates continues to serve on our board of directors, an additional 25% of the shares initially subject to this option award will continue to vest, with the number of shares vesting on each vesting date pursuant to the original vesting schedule. The remaining unvested shares were cancelled upon the termination of Mr. Bates employment.

(6)
The RSUs shall vest over a two (2) year period as follows: 1/24th shall vest on March 15, 2018, and 1/24th shall vest monthly thereafter, subject to Mr. Bates' continuous status as an employee or service provider through each such date. Pursuant to Mr. Bates' Separation Agreement, vesting of 25% of the shares initially subject to this RSU award was accelerated on December 31, 2016. If and so long as Mr. Bates continues to serve on our board of directors, an additional 25% of the shares initially subject to this RSU award will continue to vest, with the number of shares vesting on each vesting date pursuant to the original vesting schedule. The remaining unvested shares were cancelled upon the termination of Mr. Bates employment.

(7)
The options shall vest over a forty-four (44) month period, such that 1/44th of the shares subject to this stock option shall vest on July 06, 2016, and 1/44th of the shares subject to this stock option shall vest on each monthly anniversary thereafter, subject to Mr. Bates’ continuous status as an employee or service provider through each such date. Pursuant to Mr. Bates' Separation Agreement, vesting of 25% of the shares initially subject to this option award was accelerated on December 31, 2016. If and so long as Mr. Bates continues to serve on our board of directors, an additional 25% of the shares initially subject to this option award will continue to vest, with the number of shares vesting on each vesting date pursuant to the original vesting schedule. The remaining unvested shares were cancelled upon the termination of Mr. Bates employment.

(8)
The RSUs shall vest over a forty-four (44) month period, such that 4.55% of the shares subject to this Award shall vest on August 15, 2016, and 6.82% of the shares subject to this Award shall vest on each three-month anniversary thereafter, subject to Mr. Bates’ continuous status as an employee or service provider through each such date. Pursuant to Mr. Bates' Separation Agreement, vesting of 25% of the shares initially subject to this RSU award was accelerated on December 31, 2016. If and so long as Mr. Bates continues to serve on our board of directors, an additional 25% of the shares initially subject to this RSU award will continue to vest, with the number of shares vesting on each vesting date pursuant to the original vesting schedule. The remaining unvested shares were cancelled upon the termination of Mr. Bates employment.

(9)
The options shall vest over a four (4) year period, such that 25% of the shares subject to this stock option shall vest exactly twelve months after the Vesting Commencement Date of September 28, 2015, and that 1/48th of the shares subject to this Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Mr. McGee’s continuous status as an employee or service provider through each such date. The Options shall accelerate and become vested and exercisable subject to the terms of the Change in Control Severance Agreement entered into between Mr. McGee and GoPro.

(10)
The RSUs shall vest over a four (4) year period, in four equal annual installments commencing on the one-year anniversary of the Vesting Commencement Date of October 15, 2015, subject to Mr. McGee’s continuous status as an employee or service provider through each such date. The RSUs shall accelerate and become vested subject to the terms of the Change in Control Severance Agreement entered into between Mr. McGee and GoPro.

(11)
The options shall vest over a four (4) year period, such that 25% of the shares subject to this stock option shall vest exactly twelve months after the Vesting Commencement Date of February 03, 2016, and that 1/48th of the shares subject to this Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Mr. McGee’s continuous status as an employee or service provider through each such date. The Options shall accelerate and become vested and exercisable subject to the terms of the Change in Control Severance Agreement entered into between Mr. McGee and GoPro.

(12)
The RSUs shall vest over a four (4) year period, in four equal annual installments commencing on the one-year anniversary of the Vesting Commencement Date of February 15, 2016, subject to Mr.McGee’s continuous status as an employee or service provider through each such date. The RSUs shall accelerate and become vested subject to the terms of the Change in Control Severance Agreement entered into between Mr. McGee and GoPro.

(13)
The options shall vest over a four (4) year period, such that 25% of the shares subject to the option shall vest exactly twelve months after July 29, 2013, the vesting commencement date, and that 1/48th of the shares subject to the option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Ms. Zezima’s continuous status as an employee or service provider through each such date. The option shall accelerate and become vested and exercisable subject to the terms of the Change in Control Severance Agreement entered into between Ms. Zezima and GoPro.

(14)
The RSUs shall vest over a four (4) year period, in four equal annual installments commencing on the one year anniversary of February 15, 2015, the vesting commencement date, subject to Ms. Zezima’s continuous status as an employee or service provider through each such date. The RSUs shall accelerate and become vested subject to the terms of the Change in Control Severance Agreement entered into between Ms. Zezima and GoPro.

(15)
The options shall vest over a four (4) year period, such that 25% of the shares subject to the option shall vest exactly twelve months after February 9, 2015, the vesting commencement date, and that 1/48th of the shares subject to the option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Ms. Zezima’s continuous status as an employee or service provider through each such date. The option shall accelerate and become vested and exercisable subject to the terms of the Change in Control Severance Agreement entered into between Ms. Zezima and GoPro.

(16)
The RSUs shall vest over a four (4) year period, in four equal annual installments commencing on the one-year anniversary of the Vesting Commencement Date of February 15, 2016, subject to Ms. Zezima’s continuous status as an employee or service provider through each such date. The RSUs shall accelerate and become vested subject to the terms of the Change in Control Severance Agreement entered into between Ms. Zezima and GoPro.

(17)
The options shall vest over a four (4) year period, such that 25% of the shares subject to this stock option shall vest exactly twelve months after the Vesting Commencement Date of February 11, 2016, and that 1/48th of the shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Ms. Zezima’s continuous status as an employee or service provider through each such date. The Options shall accelerate and become vested and exercisable subject to the terms of the Change in Control Severance Agreement entered into between Ms. Zezima and GoPro.

(18)
The options shall vest over a five (5) year period, such that 20% of the shares subject to the option shall vest exactly twelve months after January 24, 2014, the Vesting Commencement Date, and that 1/60th of the shares subject to the vested each month thereafter on the same day of the month as the vesting commencement date, subject to Mr. Lazar’s continuous status as an employee or service provider through each such date. In November 2014 we accelerated 180,000 of the shares underlying the option in connection with Mr. Lazar’s participation in our follow-on offering. Effective March 11, 2016, Mr. Lazar terminated his employment and ceased to serve as our Chief Financial Officer. Pursuant to his Change in Control and Other Severance Agreement, Mr. Lazar continued to vest in his option awards until March 10, 2017, pursuant to his continued service as a consultant.

(19)
The RSUs shall vest over a four (4) year period, in four equal annual installments commencing on the one year anniversary of January 24, 2014, the Vesting Commencement Date, subject to Mr. Lazar’s continuous status as an employee or service provider through each such date. Effective March 11, 2016, Mr. Lazar terminated his employment and ceased to serve as our Chief Financial Officer. Pursuant to his Change in Control and Other Severance Agreement, Mr. Lazar continued to vest in his stock awards until March 10, 2017, pursuant to his continued service as a consultant.

(20)
The options shall vest over a two (2) year period as follows: 1/24th of the shares shall vest on March 9, 2018, and 1/24th of the shares shall vest monthly thereafter, subject to Mr. Lazar’s continuous status as an employee or service provider through each such date. Effective March 11, 2016, Mr. Lazar terminated his employment and ceased to serve as our Chief Financial Officer. Pursuant to his Change in Control and Other Severance Agreement, Mr. Lazar continued to vest in his option awards until March 10, 2017, pursuant to his continued service as a consultant.

(21)
The RSUs shall vest over a two (2) year period as follows: 1/24th shall vest on March 15, 2018, and 1/24th shall vest monthly thereafter, subject to Mr. Lazar's continuous status as an employee or service provider through each such date. Effective March 11, 2016, Mr. Lazar terminated his employment and ceased to serve as our Chief Financial Officer. Pursuant to his Change in Control and Other Severance Agreement, Mr. Lazar continued to vest in his stock awards until March 10, 2017, pursuant to his continued service as a consultant.

Option Exercises and Stock Vested
The following table provides information concerning each exercise of options and each vesting of RSUs in 2016 for each NEO as of December 31, 2016. Value realized on option exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized on vesting of RSUs is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Nicholas Woodman	—	—	1,000,000	12,853,320
Anthony Bates	—	—	265,020	2,669,907(1)
Brian McGee	—	—	3,750	52,763
Sharon Zezima	—	—	1,676	19,425
Jack Lazar	50,000	64,000	25,000	264,750

(1)	The amount reflects the acceleration of unvested RSUs on December 31, 2016 pursuant to Mr. Bates’ Separation Agreement, which were settled to Mr. Bates on January 3, 2017.
Estimated Payments and Benefits as of December 31, 2016
The following table sets forth the estimated payments and benefits that would be received by each of the NEOs (other than Mr. Lazar) upon a change in control of GoPro, upon a termination of employment without cause or following a resignation for good reason, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change in control in GoPro. This table reflects amounts payable to each NEO assuming that his or her employment was terminated on December 31, 2016, and the change in control of GoPro also occurred on that date. The closing market price per share of our common stock on December 30, 2016, was $8.71.

			Termination of Employment				Termination of Employment
	Change In Control		No Change of Control				Change of Control
Named Executive Officer	Accelerated Vesting of Equity Awards ($)(1)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)
Nicholas Woodman	4,355,000(2)	4,355,000(2)	3,200,000	36,000	—	3,236,000	5,200,000	54,000	4,355,000(2)	12,791,000
Anthony Bates	—	—	2,531,150(3)	28,991(4)	1,405,550(5)	3,965,691	—	—	—	—
Brian McGee	—	—	—	—	—	—	612,500	36,000	446,388	1,094,888
Sharon Zezima	—	—	—	—	—	—	544,000	36,000	309,153	889,153

(1)
The value of the accelerated vesting of outstanding and unvested equity awards has been calculated based on the closing market price of our common stock on the NASDAQ Stock Market on December 30, 2016, which was $8.71 per share, less, if applicable, the exercise price of each outstanding and unvested stock option.

(2)	This amount assumes the achievement of certain performance requirements upon the change in control of GoPro.
(3)
Mr. Bates terminated employment on December 31, 2016, ending his prior employment agreement and entering into his separation agreement. The amounts represents $131,150 payment in lieu of notice under California’s WARN act and $2,400,000 in accrued severance.

(4)	The amount reported represents cost for COBRA should Mr. Bates elect to receive the termination benefit.
(5)	The amount reported represents RSUs accelerated to vest on December 31, 2016, which were settled in Class A Common Stock on January 3, 2017.

REPORT OF THE COMPENSATION AND LEADERSHIP COMMITTEE
This report of the compensation and leadership committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation and leadership committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation and leadership committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.
Submitted by the Compensation and Leadership Committee
Peter Gotcher, Chair
Edward Gilhuly
Lauren Zalaznick

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2016, with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities) reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	19,392,931(3)	12.173479	15,293,211(4)
Equity compensation plans not approved by security holders	— (5)	—	—
Total	19,392,931	12.173479	15,293,211

(1)
Includes our 2010 Equity Incentive Plan (“2010 Plan”), grants acquired under the Sparrow Acquisition Plan (“SAP Plan”), and our 2014 Plan. Excludes purchase rights accruing under our 2014 Employee Stock Purchase Plan.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(3)	Excludes 160,268 RSUs accelerated to vest on 12/31/2016. The RSUs were released on 1/3/2017.
(4)
There are no shares of common stock available for issuance under our 2010 Plan or under the SAP Plan, but those plans will continue to govern the terms of options granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2010 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2014 Plan. In addition, the number of shares reserved for issuance under our 2014 Plan increased automatically by 4,851,264 on January 1, 2017 and will increase automatically on the first day of January of each of 2018 through 2024 by the number of shares equal to 3% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs) as of the immediately preceding December 31 or a lower number approved by our board of directors. There are 5,391,470 shares of Class A common stock available for issuance under the 2014 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2014 Employee Stock Purchase Plan increased automatically by 1,617,088 on January 1, 2017 and will increase automatically on the first day of January of each year during the term of the 2014 Employee Stock Purchase Plan by the number of shares equal to 1% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs) as of the immediately preceding December 31 or a lower number approved by our board of directors.

(5)
Excludes outstanding RSUs to acquire 796,367 shares that were assumed as part of an acquisition. In connection with the acquisition, GoPro has only assumed the outstanding RSUs, but not the plan itself, and therefore, no further awards may be granted under the acquired-company plan.

RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1—Election of Directors—Director Compensation,” respectively, since January 1, 2016, we were a party to the following transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Offer Letters and Change In Control Agreements
We have entered into offer letters and change in control severance agreements with our executive officers that, among other things, provide for severance and change in control benefits. See “Executive compensation—Employment, Severance and Change in Control Agreements” for information about these agreements.
Indemnification of Directors
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our restated certificate of incorporation and amended and restated bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law.
Other Transactions
The Company incurs costs for Company-related chartered aircraft fees for the use of Mr. Woodman’s private plane. The Company recorded expense of $0.5 million, $0.7 million and $0.6 million in 2016, 2015 and 2014, respectively. As of December 31, 2016 and 2015, the Company had accounts payable associated with these aircraft fees of zero and $0.1 million, respectively.
In 2013, the Company entered into a three-year Naming Rights Agreement, which was amended in July 2016 to continue through the end of 2016, with Mooresville Motorplex, LLC, which Agreement was previously assigned to Mooresville’s parent The Drylake Group in 2015. The principal of each of Mooresville Motorplex LLC and The Drylake Group is Justin Marks, son of our board member Michael Marks. As consideration for the naming rights, the Company paid $0.5 million over the three year period. As of December 31, 2016, the Company has recorded cumulative expense of $0.1 million, and has also provided 100 GoPro cameras at no cost each year. As of December 31, 2016 and 2015, the Company had no accounts payable associated with this Agreement.
In 2016, the Company obtained services from SurveyMonkey, Inc. whose CEO, Alexander Lurie, is a member of the Company's board of directors. The Company recorded expense of $0.4 million in 2016. As of December 31, 2016, the Company had accounts payable associated with SurveyMonkey, Inc. of $0.0 million.
Adam Dornbusch, who was employed by the Company from June 17, 2013 to December 2, 2016, married the daughter of our board member Michael Marks in July 2015. In 2016, Mr. Dornbusch received total compensation of $549,311, including base salary, bonus, and other compensation, and severance payments related to his separation from the Company. Mr. Marks did not have any financial interest in the compensation of Mr. Dornbusch as a GoPro employee.

Review, Approval or Ratification of Transactions with Related Parties
Our Corporate Governance Guidelines and our Related Party Transactions policy requires that any transaction with a related party that must be reported under applicable rules of the SEC (other than compensation-related matters), must be reviewed and approved or ratified by our audit committee (other than transactions that are subject to review by our board of directors as a whole or any other committee of our board of directors). In approving or rejecting any such proposal, our audit committee will consider the relevant and available facts and circumstances, including, but not limited to, the extent of the related person’s interest in the transactions, the material facts of the proposed transaction, including the proposed aggregate value of such transaction and whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The audit committee of our board of directors is composed of three independent outside directors. The audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2016. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to AS No. 1301 “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board.
The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from GoPro.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Kenneth Goldman, Chair
Edward Gilhuly
Peter Gotcher

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Secretary at GoPro, Inc., 3000 Clearview Way, San Mateo, California 94402, Attn: Secretary.
To be timely for the 2018 Annual Stockholder’s Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than 5:00 p.m. (Pacific Time) on February 21, 2018 and not later than 5:00 p.m. (Pacific Time) on March 23, 2018. A stockholder’s notice to the Secretary must set forth each matter the stockholder proposes to bring before the annual meeting and the information required by our bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2018 Annual Meeting must be received by the Secretary no later than December 27, 2017 in order to be considered for inclusion in our proxy materials for that annual meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2016.
Available Information
GoPro will mail without charge, upon written request, a copy of GoPro’s Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
GoPro, Inc.
3000 Clearview Way
San Mateo, California 94402
Attn: Investor Relations
“Householding” — Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are GoPro stockholders will be “householding” our Annual Report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of Annual Report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting American Stock Transfer & Trust Company, LLC by calling (800) 937-5449 or writing to 6201 15th Avenue, Brooklyn, New York 11219.
Upon written or oral request, GoPro will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, Annual Report and other proxy materials, you may write GoPro’s Investor Relations department at 3000 Clearview Way, San Mateo, California 94402, Attn: Investor Relations or call (855) GOPROHD or (855) 467-7643.

Any stockholders who share the same address and currently receive multiple copies of GoPro’s Notice of Internet Availability or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or GoPro’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
The board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

APPENDIX A
Reconciliation of GAAP to Non-GAAP Corporate Performance Measures

(dollars in thousands)	2016
GAAP gross margin	39.0%
Stock-based compensation	0.1
Acquisition-related costs	0.2
Restructuring costs	—
Non-GAAP gross margin	39.3%

(dollars in thousands)	2016
GAAP operating expenses	$834,889
Stock-based compensation	(67,911)
Acquisition-related costs	(15,587)
Bonus expenses and related taxes	(20,756)
Restructuring costs	(42,592)
Non-GAAP bonus plan operating expenses	$688,043

GoPro

**GOPRO, INC.**
**3000 CLEARVIEW WAY**
**SAN MATEO, CA 94402-3710**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 5, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/GPRO2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 5, 2017. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order to have the shares voted, your instructions must be received no later than June 5, 2017 by 11:59 P.M. Eastern Time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27770-P88126 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

GOPRO, INC.

| **The Board of Directors recommends you vote FOR all of the following nominees:** | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

________________________

**Nominees:**

01) Nicholas Woodman
02) Anthony Bates
03) Kenneth Goldman
04) Peter Gotcher
05) Alexander Lurie
06) Susan Lyne
07) Lauren Zalaznick

| **The Board of Directors recommends you vote FOR the following proposals:** | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017. | ☐ | ☐ | ☐ |
| 3. Approval of the advisory (non-binding) resolution on executive compensation. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) in this document. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

V1.2

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.

E27771-P88126

## GOPRO, INC.
## Annual Meeting of Stockholders
## June 6, 2017 10:00 AM, PDT
## This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Nicholas Woodman and Brian McGee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GOPRO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 6, 2017, at www.virtualshareholdermeeting.com/GPRO2017 and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

V1.2

# *** Exercise Your *Right* to Vote ***

**GOPRO, INC.**

GoPro

GOPRO, INC.
3000 CLEARVIEW WAY
SAN MATEO, CA 94402-3710

E27780-P88126

### Meeting Information

**Meeting Type:** Annual Meeting
**For holders as of:** April 13, 2017
**Date:** June 6, 2017 **Time:** 10:00 AM, PDT
**Location:** Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/GPRO2017.

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/GPRO2017 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

**See the reverse side of this notice to obtain proxy materials and voting instructions.**

## Voting Items

**The Board of Directors recommends you vote FOR all of the following nominees:**

1. Election of Directors

**Nominees:**

01) Nicholas Woodman
02) Anthony Bates
03) Kenneth Goldman
04) Peter Gotcher
05) Alexander Lurie
06) Susan Lyne
07) Lauren Zalaznick

**The Board of Directors recommends you vote FOR the following proposals:**

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

3. Approval of the advisory (non-binding) resolution on executive compensation.

E27782-P88126